Exhibit 10.6

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

BRAND FEE AGREEMENT

This BRAND FEE AGREEMENT (the “Agreement”) is made and entered into by and between ExxonMobil Oil Corporation, having an office and place of business at 3225 Gallows Road, Fairfax, Virginia 22037, hereinafter called ExxonMobil, and Global Companies LLC, having an office at 800 South Street, Suite 200, Waltham, Massachusetts, 02453, hereinafter called BFA Holder.

WHEREAS, BFA Holder acknowledges that ExxonMobil has established the following core values (“Core Values”) to build and maintain a lasting relationship with its customers, the motoring public:

(1)           To deliver quality products that customers can trust.

(2)           To employ friendly, helpful people.

(3)           To provide speedy, reliable service.

(4)           To provide clean and attractive retail facilities.

(5)           To be a responsible, environmentally-conscious neighbor.

WHEREAS, BFA Holder does or in the future will either own, operate or supply certain retail motor fuel outlets at those locations identified on Exhibit 1 hereto and may, subject to ExxonMobil’s consent, own, operate or supply certain retail motor fuel outlets in those certain jurisdictions set out on Exhibit 2 (hereinafter referred to as the “Designated Geography(ies)”);

WHEREAS, BFA Holder wishes to sell Exxon and/or Mobil-branded motor fuel to or through these outlets and to receive certain services, and be eligible to participate in certain programs, related to the Exxon and Mobil brands, but currently does not wish to purchase the motor fuel product from ExxonMobil or its Affiliates;

WHEREAS, BFA Holder wishes to undertake full responsibility for the sourcing of motor fuel product at the retail motor fuel outlets that are subject to this Agreement;

WHEREAS, ExxonMobil is willing to furnish BFA Holder with certain services and programs, as more particularly defined herein, associated with the Exxon and Mobil brands;

WHEREAS, ExxonMobil is willing to allow BFA Holder to utilize the Proprietary Marks in accordance and subject to the terms of this Agreement in connection with the retail identification of the retail motor fuel outlets that are subject to this Agreement and to allow motor fuel sold from or through these outlets to be branded as Exxon or Mobil-branded motor fuel;

NOW THEREFORE, ExxonMobil and BFA Holder agree as follows:

1.                                      PERIOD.

Unless sooner terminated as provided elsewhere herein, this Agreement shall be in full force and effect for the period of fifteen (15) years beginning on September 8, 2010 (“Effective Date”), and ending on September 7, 2025 (“Expiration Date”) (such period, the “Term”).  By written notice furnished to BFA Holder, ExxonMobil may, at its sole discretion, grant temporary extensions of the Term for periods not exceeding one hundred and eighty (180) days for each extension.  An extension shall not be construed as renewal of this Agreement or of the Franchise Relationship.

2.                                      GRANT.

By this Agreement, ExxonMobil and BFA Holder establish a “Franchise” and a “Franchise Relationship” as defined by the Petroleum Marketing Practices Act, 15 U.S.C. Sections 2801-2806 (the “PMPA”).  Subject to the terms and conditions of this Agreement:

(a)                                  With respect to the Proprietary Marks (as defined below) to be used in connection with the retail sale of Exxon or Mobil-branded motor fuel (including both gasoline and diesel), as the case may be (“Products”), ExxonMobil grants BFA Holder the limited and non-exclusive right to:

(1)                                  Use the Mobil Proprietary Marks (as defined below) at (i) those Mobil-branded retail outlets identified as CORS locations on Exhibit 1 hereto and (ii) such Mobil-branded retail outlets as may be approved under Section 2(e) and operated by BFA Holder (or a third party operator with experience in the operation of similar service station properties) (“Operated Mobil Branded Outlets”);

(2)                                  Use the Exxon Proprietary Marks (as defined below) at such Exxon-branded retail outlets as may be approved under Section 2(e) and operated by BFA Holder (or a third party operator with experience in the operation of similar service station properties) (“Operated Exxon Branded Outlets”);

(3)                                  Grant the use of the Mobil Proprietary Marks to BFA Holder’s franchised lessees or franchised independent dealers (collectively, “Mobil Franchise Dealers”) at (i) those Mobil-branded retail outlets identified as CODO or DOSS locations on Exhibit 1 hereto and (ii) such Mobil-branded retail outlets as may be approved under Section 2(e) and operated by a franchised lessee or franchised independent dealer (“Franchised Mobil Branded Outlets”); and

(4)                                  Grant the use of the Exxon Proprietary Marks to BFA Holder’s franchised lessees or franchised independent dealers (collectively, “Exxon Franchise Dealers”) at such Exxon-branded retail outlets as may be approved under Section 2(e) and operated by a franchised lessee or franchised independent dealer (“Franchised Exxon Branded Outlets”).

In this Agreement, (i) the Operated Mobil Branded Outlets and Operated Exxon Branded Outlets may be collectively referred to as the “Operated Branded Outlets”, (ii) the Franchised Mobil Branded Outlets and Franchised Exxon Branded Outlets may be collectively referred to as the “Franchised Branded Outlets”, (iii) the Operated Branded Outlets and the Franchised Branded Outlets, whether they be BFA Holder Direct Served Outlets or BFA Holder Sub-Jobber Outlets may be collectively referred to as the “BFA Holder Branded Outlets”, and (iv) the Mobil Franchise Dealers and the Exxon Franchise Dealers may be collectively referred to as the “Franchise Dealers”.

For purposes of this Agreement, BFA Holder Branded Outlets can be supplied in one of two methods, (i) BFA Holder’s Direct Served Business, which are those BFA Holder Branded Outlets that are supplied Product for retail sale through an agreement directly with BFA Holder or any of its Affiliates (the “Direct Served Outlets”), or (ii) BFA Holder’s Sub-Jobber Business, which are those BFA Holder Branded Outlets that are supplied Product for retail sale through an agreement between BFA Holder or one of its Affiliates and any branded wholesaler that is not an Affiliate of BFA Holder (the “Sub-Jobber Outlets”).  Note that for purposes of this Agreement, the term “branded wholesaler(s)” shall include “distributor(s)”, as may be applicable.

(b)                                 Under this Agreement, “Mobil Proprietary Marks” shall mean (i) only those trademarks identified on Exhibits 13-A and 13-B hereto and (ii) related trade dress.  “Exxon Proprietary Marks” shall mean (i) only those trademarks identified on Exhibits 14-A and 14-B hereto and (ii) related trade dress.  “Proprietary Marks” shall mean the Mobil Proprietary Marks and the Exxon Proprietary Marks, collectively or separately, as appropriate in context.  The grants set forth in Section 2(a) and Section 2(d)(1) by ExxonMobil to BFA Holder for BFA Holder’s use of the Proprietary Marks, as to each Proprietary Mark, shall be limited to only the specific corresponding goods and services listed on Exhibits 13-A and 14-A (as to the retail motor fuels Business only), and 13-B and 14-B (as to the Related Businesses only) (the “Authorized Uses”).  For the avoidance of doubt, BFA Holder hereby agrees and acknowledges that the Proprietary Marks may be used only during the Term and only at the BFA Holder Branded Outlets and that nothing set forth in this Agreement shall be interpreted to grant BFA Holder any rights in or to such Proprietary Marks for any offsite use unless expressly authorized by ExxonMobil in writing.  BFA Holder further hereby acknowledges and agrees that notwithstanding anything to the contrary set forth herein, it shall not be permitted to use, or grant the use of, any of the Exxon Proprietary Marks prior to June 1, 2011.  In addition, specifically excluded from any Authorized Use is BFA Holder’s use of any Proprietary Mark on or in connection with any auto repair services or any trucks, cars or other rolling stock of any nature.  BFA Holder shall not have any authority under this Agreement to use any trademark or other intellectual property of ExxonMobil or its Affiliates not specifically identified on Exhibit 13-A, 13-B, 14-A or 14-B or any taglines or reward programs of ExxonMobil or its Affiliates.  BFA Holder shall be permitted only to use or grant the use of either the Mobil Proprietary Marks, or the Exxon Proprietary Marks, at any one retail outlet and shall not use or permit the use of both Mobil Proprietary Marks and Exxon Proprietary Marks at any retail outlet.  As used in this Agreement, the term “Affiliate” as it relates to ExxonMobil means,  (1) ExxonMobil Oil Corporation or its successors-in-interest, (2) any parent corporation, partnership, or other entity of the ExxonMobil Oil Corporation or its successors-in-interest which now or hereafter owns or controls, directly or indirectly through one or more intermediaries, fifty percent or more of the ownership interest having the right to vote for or appoint directors of ExxonMobil Oil Corporation or its successors-in-interest (“Parent Company”), (3) any corporation, partnership, or other entity, regardless of where situated, at least fifty percent of whose ownership interest having the right to vote for or appoint directors is now or hereafter owned or controlled, directly or indirectly through one or more intermediaries, by ExxonMobil Oil Corporation or its successors-in-interest or by its Parent Company.  As used in this Agreement, the term “Affiliate” as it relates to BFA Holder means, any person directly or indirectly controlling, controlled by, or under common control with BFA Holder, including any other person directly or indirectly controlling, controlled by, or under common control with such person.  For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any person, whether through the ownership of voting securities or by contract or otherwise.  For the purposes of this Agreement, Alliance Energy LLC, a Massachusetts limited liability company (“Alliance”) and AE Holdings Corp., a Massachusetts corporation and the managing member of Alliance shall not be considered Affiliates of BFA Holder.

(c)                                  BFA Holder will arrange for and be solely responsible for procuring an adequate supply of unbranded motor fuel (“Base Product”) that meets the requirements of Section 5 of this Agreement.  After Base Product has been additized as provided in Section 5 hereof, it may be distributed by BFA Holder as Product to the BFA Holder Branded Outlets subject to all terms and conditions of this Agreement.

(d)                                  (1)                                ExxonMobil acknowledges that BFA Holder may wish to operate additional businesses of the type described in the Authorized Uses set forth on Exhibit 13-B or 14-B (“Related Businesses”) during the Term utilizing Proprietary Marks at any or all of the BFA Holder Branded Outlets. Subject to the specific corresponding Authorized Uses(s) listed on Exhibit 13-B or 14-B, and other terms and conditions of this Agreement, ExxonMobil grants BFA Holder the right to utilize the Proprietary Marks set forth on Exhibit 13-B or 14-B in connection with Related Businesses and to grant to a Franchise Dealer the right to use such Proprietary Marks in connection with Related Businesses solely to the extent and in the manner specified by ExxonMobil from time to time. For the avoidance of doubt, ExxonMobil shall have the right to change, modify, amend, add or remove, in its sole discretion, the Related Businesses permitted pursuant to this Section 2(d)(1) and the Authorized Use(s) set forth on Exhibit 13-B or 14-B.

(2)                                  BFA Holder acknowledges, and shall require its Franchise Dealers to acknowledge, that the operation of a Related Business using any Proprietary Mark impacts customers’ perceptions and acceptance of the Products and Proprietary Marks.  Accordingly, BFA Holder may operate, or authorize a Franchise Dealer to operate, a Related Business utilizing Proprietary Marks at a BFA Holder Branded Outlet only in compliance with ExxonMobil’s requirements as set out from time to time by ExxonMobil and at all times in compliance with this Agreement.  If BFA Holder or any Franchise Dealer fails to comply with ExxonMobil’s requirements for such a Related Business at any BFA Holder Branded Outlet, without limiting ExxonMobil’s other rights or remedies under applicable laws or under this Agreement or any related or supplemental agreement, including termination or non-renewal of this Agreement and the Franchise Relationship, ExxonMobil may withdraw its approval for the use of any such Proprietary Mark for that Related Business.

(3)                                  During the Term, BFA Holder shall operate and shall cause its Franchise Dealers to operate any Related Business utilizing any Proprietary Mark, as approved under Section 2(e), in compliance with this Agreement and shall not operate, and shall cause its Franchise Dealers not to operate, any other businesses or activities utilizing Proprietary Marks at any BFA Holder Branded Outlet unless agreed in writing by the parties hereto.  During the Term, and except as expressly provided in this Agreement, BFA Holder (or any of its Franchise Dealers) may change, delete or add a Related Business at a BFA Holder Branded Outlet only with the prior written consent of ExxonMobil.  Nothing contained in this Section 2 may be construed as limiting or preventing ExxonMobil from changing, deleting, adding or substituting any Proprietary Mark used in connection with a Related Business.

(4)                                  The motor fuels business, under which BFA Holder distributes the Products hereunder for retail sale at the BFA Holder Branded Outlets, the retail sales of motor fuels at the BFA Holder Branded Outlets and the Related Businesses are herein collectively referred to as the “Businesses.”

(e)                                   (1)                                BFA Holder may use or operate at an Operated Branded Outlet, or grant and allow the use or operation at a Franchised Branded Outlet of any Businesses or exercise any other rights under Sections 2(a) and (d), only if:

(i)                                     ExxonMobil has expressly approved the Exxon or Mobil-branding, as the case may be, of that retail outlet and the operation of the Businesses at that retail outlet; and

(ii)                                  ExxonMobil has not:

(A)                              Debranded that outlet; or

(B)                                Withdrawn ExxonMobil’s approval for the operation of any Business in question at that retail outlet.

For the purposes of Section 2(e)(1)(i) above, only those retail outlets set out on Exhibit 1 are expressly approved for Mobil-branding.  In particular, BFA Holder acknowledges that, absent the express approval of ExxonMobil or assignment by ExxonMobil in accordance with the terms of this Agreement, no retail outlet or other operation that is Mobil or Exxon-branded and branded wholesaler-served as of the Effective Date is subject to operation under the terms of this Agreement.  Approval of any outlets in addition to those set out on Exhibit 1 will be on a site by site basis and shall be memorialized by a trademark authorization letter in a form to be specified by ExxonMobil from time to time.  Notwithstanding the previous sentence, any Exxon or Mobil branded retail outlet to be added under this Agreement that is approved at that time for Exxon or Mobil-branding shall not require re-approval to be added under this Agreement; provided, however, that ExxonMobil shall be entitled to review the Exxon or Mobil branding of such outlet to ensure compliance with Section 2(g) hereof.

(2)                                  In its sole discretion, ExxonMobil may approve or not approve the branding of any outlet or the use or operation of any Businesses proposed by BFA Holder or any Franchise Dealer.  ExxonMobil is not obligated to furnish a reason for withholding approval.  ExxonMobil’s furnishing of a reason does not in any way limit its rights to withhold for any reason any approval of that or any future branding proposal.  BFA Holder shall comply, and cause its Franchise Dealers to comply, with any requirements and conditions imposed by ExxonMobil in giving its approval under this Section.

(3)                                  By written notice to BFA Holder, ExxonMobil may withdraw its approval to:

(i)                                     Brand any BFA Holder Branded Outlet (“debrand”); or

(ii)                                  Use or operate any Business (including, for the avoidance of doubt, any Related Business) at any outlet if, in ExxonMobil’s sole judgment:

(a)                                  That outlet (or any Businesses thereat) fails to portray the image and standards ExxonMobil expects from its branded retail outlets;

(b)                                 BFA Holder, or any Franchise Dealer, is in default of any material obligation, condition, representation or warranty under this Agreement or any related or supplemental agreement with respect to that retail outlet (or any Business); or

(c)                                  Any actions by BFA Holder, any Franchise Dealer, any Affiliate of BFA Holder or any third party management company in connection with its operations on behalf of BFA Holder, whether in violation of its obligations under this Agreement or otherwise, cause harm to the value or reputation of the Proprietary Marks.

ExxonMobil shall provide prior written notice of its intention to withdraw its approval pursuant to Section 2(e)(3)(a) or (b) and BFA Holder shall have a time period, which shall in no event exceed thirty (30) days, in which to take corrective action with respect to the BFA Holder Branded Outlet at issue.  In the event that BFA Holder has not satisfied ExxonMobil as to resolution of the issue within such thirty (30) day period, ExxonMobil may withdraw its approval.

(4)                                  If ExxonMobil debrands any BFA Holder Branded Outlet, or withdraws its approval to use or operate any Businesses at any BFA Holder Branded Outlet, BFA Holder shall comply, and cause any Franchise Dealer at the retail outlet to comply, with the provisions of Section 3 with respect to the retail outlet in question.  The debranding of one or more of the BFA Holder Branded Outlets does not constitute a termination or non-renewal of this Agreement.

(5)                                  BFA Holder shall not permit and shall ensure that its Franchise Dealers do not permit the following activities or types of business to occur at any BFA Holder Branded Outlet:

(i)                                     The sale or use of illegal drugs or drug paraphernalia or other illegal substances or activities,

(ii)                                  The sale of any pornographic material or other material that ExxonMobil in its sole judgment determines may be offensive to the general public (examples include but are not limited to Playboy, Hustler, and Penthouse magazines),

(iii)                               Adult businesses (examples include but are not limited to massage parlors, strip clubs, and video stores),

(iv)                              Bars or establishments that allow for any consumption of intoxicating beverages or any sales or consumption of intoxicating beverages in violation of applicable federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders or permits, or

(v)                                 The illegal sale of any tobacco products, including without limitation, sales in violation of any federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits relating to youth access to tobacco products. BFA Holder shall promptly advise ExxonMobil, and shall ensure that Franchise Dealers promptly advise BFA Holder, of any citations or notifications of violations received at any BFA Holder Branded Outlet from any regulatory authority resulting from any such tobacco sales and of the resolution of any such citations and notifications.  BFA Holder agrees to comply with the requirements set forth in Exhibit 8.

(6)                                  The terms and conditions of this Agreement and the Franchise Relationship are exclusively between ExxonMobil and BFA Holder.  Nothing in this Agreement may be construed as creating any Franchise or Franchise Relationship with any other person, including without limitation, any Franchise Dealer, employee or contractor of BFA Holder.

(f)                                    This Agreement does not give BFA Holder an exclusive right in any market or geographic area to sell Products or conduct any Related Business.  BFA Holder acknowledges that ExxonMobil and its Affiliates may directly or indirectly compete with BFA Holder by using, or, subject to Section 2(g) authorizing the use of any trademark, trade names and trade dress owned by ExxonMobil (or any of its subsidiaries or Affiliates) from time to time including, without limitation, the Proprietary Marks, including in close proximity to, and notwithstanding any commercial impact on, any BFA Holder Branded Outlet.

(g)                                 In order to protect the integrity of the Exxon and Mobil brands in the Designated Geographies,  notwithstanding anything to the contrary herein, no retail outlet may become a BFA Holder Direct Served Outlet or Sub-Jobber Outlet pursuant to the terms of this Agreement if such site is located within two (2) miles of any then-existing Exxon or Mobil branded retail outlet, which then-existing Exxon or Mobil branded retail outlet is not also a BFA Holder Direct Served Outlet or Sub-Jobber Outlet.  The distance between any two retail outlets shall be determined by the most geographically direct street route between the closest identification sign located at each retail outlet.

The foregoing provision shall not restrict the operation of any retail outlet that may be set forth on Exhibit 16 hereto from time to time.  Exhibit 16 shall set forth all Exxon or Mobil branded retail outlets in the Designated Geographies existing as of the Effective Date.  Any new Exxon or Mobil branded retail outlet that is added to an existing branded wholesaler agreement between ExxonMobil and any of its existing branded wholesalers in the Designated Geographies shall be added to Exhibit 16 by ExxonMobil.  Any Exxon or Mobil branded retail outlet that is debranded shall be deleted from Exhibit 16 by ExxonMobil.

3.                                      TRADEMARKS

(a)                                  BFA Holder is permitted to display the Proprietary Marks solely to designate the brand of the Products or other approved Businesses being operated at a BFA Holder Branded Outlet (which uses shall be limited to only the specific corresponding Authorized Use(s) as to each Proprietary Mark).  BFA Holder agrees that no Product will be sold under any of the Proprietary Marks unless it meets the product quality specifications set forth in this Agreement and is additized as specified in this Agreement nor shall any Business be operated unless it meets the quality specification and other standards (including any brand identity standards or retail image standards) existing as of the Effective Date or modified or established by ExxonMobil from time to time, as such standards and specifications may be amended from time to time after the Effective Date.  If there shall be posted, mounted, or otherwise displayed on or in connection with any BFA Holder Branded Outlet any sign, poster, placard, plate, device or form of advertising matter whether or not received from ExxonMobil, consisting in whole or in part of the name of ExxonMobil or any of the Proprietary Marks, BFA Holder agrees at all times to display same, or cause the Franchise Dealers to display same, properly and not to diminish, dilute, denigrate, or otherwise adversely affect same.  BFA Holder further agrees to take no action that will diminish or dilute the value of any Proprietary Mark.

(b)                                 Immediately upon termination (whether in full or as to any individual outlet) or expiration of this Agreement, or prior thereto upon demand by ExxonMobil, BFA Holder shall discontinue all uses of the Proprietary Marks, including the posting, mounting or display of any Proprietary Mark and all uses of Proprietary Marks in connection with business cards, advertisements and letterhead/stationary, and shall cause its Franchise Dealers to do the same.  If BFA Holder or any Franchise Dealer ceases to do business at any BFA Holder Branded Outlet, BFA Holder shall, and shall cause its Franchise Dealer to, discontinue the posting, mounting or display of any Proprietary Marks immediately upon BFA Holder or its Franchise Dealer(s), as the case may be, ceasing to sell the Products or operate the Business, including, without limitation, in the event that the BFA Holder Branded Outlet in question is debranded by ExxonMobil under Section 2(e) or in any event upon demand by ExxonMobil.  BFA Holder acknowledges ExxonMobil’s self-help rights set forth in this Agreement, including the rights of entry described in Sections 26(e) and 35, and agrees that BFA Holder shall be solely responsible for all fees, cost and expenses incurred by ExxonMobil or its Affiliates in exercising any such rights.

(c)                                  BFA Holder agrees to notify ExxonMobil or its designee of any apparent or threatened infringement, dilution or other misuse (“Misuse”) of any Proprietary Mark promptly after becoming aware of such Misuse.  ExxonMobil shall have the sole right, in its sole discretion, to take any action, legal or otherwise, against such Misuse, and notwithstanding any other provisions in this Agreement, BFA Holder agrees to provide ExxonMobil with any assistance which, in the opinion or judgment of ExxonMobil, is necessary to protect ExxonMobil’s right, title and interest in and to the Proprietary Marks.  ExxonMobil shall be entitled in such event to retain all monetary recovery from any misusing third party by way of judgment, settlement or otherwise.  BFA Holder shall have no right to, and hereby agrees that it will not (except as requested by ExxonMobil), take any action, with respect to any apparent or threatened Misuse of any Proprietary Mark.  BFA Holder shall have no recourse against ExxonMobil, ExxonMobil’s agents, officers, directors, and employees or third parties under their control in the event ExxonMobil chooses not to act against any apparent or threatened Misuse of any of the Proprietary Marks or if any third party challenges the right of ExxonMobil or BFA Holder to use any of the Proprietary Marks.

(d)                                 BFA Holder shall not, and shall cause its Franchise Dealers not to, sell non-Exxon or Mobil-branded motor fuels under any Proprietary Mark, including without limitation, any Exxon or Mobil-identified canopy or at any fueling island where BFA Holder or a Franchise Dealer is selling Products. As used in this Section, “non-Exxon or Mobil-branded motor fuels” shall not be construed to apply to gasohol or other synthetic motor fuels of similar usability, to the extent provided for in the Gasohol Competition Act of 1980, Pub. L.96-493 or renewable fuels as defined in Section 2807 of the Petroleum Marketing Practices Act; provided however, that BFA Holder and its Franchise Dealers shall label such product so as to ensure that consumers are not confused that such product is an Exxon or Mobil-branded motor fuel.

(e)                                  Without affecting BFA Holder’s obligations under Section 3(d), if BFA Holder or any Franchise Dealer offers non-Exxon or Mobil-branded motor fuels at a BFA Holder Branded Outlet, BFA Holder agrees to protect, and cause its Franchise Dealer(s) in question to protect, the identity of the Products and the Proprietary Marks by all reasonable methods, which would prevent customer confusion or misinformation. BFA Holder agrees to conform, and cause its Franchise Dealers to conform, to ExxonMobil’s de-branding requirements as outlined in Exhibits 9A and 9B, as same may be revised from time to time, including but not limited to posting of ExxonMobil approved signs which clearly distinguish the Products from non-Exxon or Mobil-branded motor fuels, disclaiming any product liability of ExxonMobil for damage resulting from use of non-Exxon or Mobil-branded motor fuels, and removing or covering any signs which may mislead, confuse, or misinform any customers or reduce their goodwill toward any Proprietary Mark. In addition, BFA Holder agrees to comply, and cause its Franchise Dealers to comply, with any additional steps beyond the ExxonMobil de-branding requirements set forth in any applicable law, ordinance or regulation regarding the labeling of petroleum products.

(f)                                    In furtherance of its obligations as set forth in this Section, BFA Holder agrees that it will for itself, and as to any of its Franchise Dealers, require of such Franchise Dealers that they will, while identifying the source of the Products sold at any BFA Holder Branded Outlet, comply with the provisions of this Section. Such assistance includes, but is not limited to, the authorization to ExxonMobil to commence legal proceedings in BFA Holder’s name, and at BFA Holder’s expense, for the purposes of enforcing BFA Holder’s obligations in this Section.

(g)                                 BFA Holder shall have neither the right to use or display at marinas, nor the right to authorize or permit the use or display at marinas by Franchise Dealers of, any Proprietary Mark and shall not sell, and shall cause its Franchise Dealers not to sell, Products at marinas.

(h)                                 To permit ExxonMobil to carry out its rights to protect its Proprietary Marks from diminution, dilution, or destruction by misuse or failure by those to whom permission to display them has been granted under this Agreement, BFA Holder agrees that upon request by ExxonMobil it will provide ExxonMobil with a list of the names and addresses of Franchise Dealers to whom BFA Holder has provided any Proprietary Mark and where such BFA Holder Branded Outlets are displaying such Proprietary Marks.

(i)                                     If BFA Holder, for whatever reason, ceases to display or authorize the display of Proprietary Marks at any BFA Holder Branded Outlet, then BFA Holder will notify ExxonMobil in writing within thirty (30) days of that event.

(j)                                     Except as may be expressly permitted by ExxonMobil, BFA Holder shall not, and shall cause its Franchise Dealers not to, use the Proprietary Marks as part of BFA Holder’s or any Franchise Dealer’s corporate or other name or as part of or in conjunction with any domain name.

(k)                                  BFA Holder shall, and shall cause its Franchise Dealers to, immediately stop using the Proprietary Marks relating to any Business at any BFA Holder Branded Outlet if:

(1)                                  this Agreement is terminated or the Term expires and is not renewed or extended; or

(2)                                  ExxonMobil withdraws its approval to use or operate that Business at that outlet under Section 2(e); or

(3)                                  BFA Holder or its Franchise Dealer(s) stops operating that Business at that outlet;

and, in any such event, to follow any de-branding requirements that may then be applicable.

(l)                                     BFA Holder’s use of any of the Proprietary Marks in conjunction with any uniforms, business cards or business stationary at all times shall be subject to and in accordance with the terms of this Agreement and all standards set forth by ExxonMobil or its Affiliates, as such standards may be amended by ExxonMobil or its Affiliates, in their sole discretion, from time to time.  All uniforms used in connection with the Businesses bearing any of the Proprietary Marks shall be purchased solely and exclusively from an ExxonMobil approved vendor.

(m)                               BFA Holder acknowledges that ExxonMobil (or Exxon Mobil Corporation or any of its Affiliates as the case may be) is the exclusive owner of the Proprietary Marks, and no ExxonMobil act, or failure to act, will give BFA Holder or any Franchise Dealer any ownership interest or right in any of the Proprietary Marks. All goodwill resulting from the use of the Proprietary Marks by BFA Holder or its Franchise Dealers shall inure to the benefit, and is the property, of ExxonMobil (or its Affiliates as the case may be). ExxonMobil may, at any time or from time to time, change or substitute any Proprietary Marks used in connection with the Products or any Business. In case of any change or substitution, BFA Holder shall immediately use, and cause its Franchise Dealers to immediately use, the Proprietary Marks as changed.

(n)                                 BFA Holder hereby acknowledges that failure on the part of BFA Holder or its Franchise Dealer(s) to use any Proprietary Mark in accordance with the provisions of this Agreement will cause irreparable injury to ExxonMobil and that any court of competent jurisdiction may, at the request of ExxonMobil, enforce the provisions of this Agreement by the entry of a temporary or permanent injunction against BFA Holder and in favor of ExxonMobil.  BFA Holder agrees not to contest the appropriateness of injunctive relief but may contest whether it has failed to use the Proprietary Marks in accordance with the provisions of this Agreement.  BFA Holder will incorporate in its agreements with each Franchise Dealer the undertakings and obligations provided in this Agreement (including this Section 3).  BFA Holder agrees to immediately notify ExxonMobil of any Franchise Dealer failing to comply with any such undertaking or obligation and agrees to assist ExxonMobil in its enforcement thereof.

(o)                                 In order to foster the continued public acceptance of the Proprietary Marks and to protect the brand reputation of the Products which are the subject of this Agreement, BFA Holder will use best efforts to promptly inform ExxonMobil of any event or condition which will significantly impact the operation of any BFA Holder Branded Outlet or which has resulted in or may result in significant media exposure related to any BFA Holder Branded Outlets.

4.                                      QUALITY, GRADE, SPECIFICATION, OR NAME OF PRODUCT; QUALITY ASSURANCE PROCEDURES.

(a)                                  ExxonMobil shall have the right, at its sole discretion and at any time during the Term, to change, alter, amend or eliminate any of the grades or brands of Products or any Proprietary Marks covered by this Agreement.  ExxonMobil may also, in its sole discretion and from time to time, change or alter the quality or specification of any of the Products covered by this Agreement.  In the event that a certain grade, quality or specification of motor fuels is offered in one of the states within the Designated Geographies by more than thirty-five percent (35%) of the then existing non-Exxon or Mobil branded retail outlets that is not covered by this Agreement at that time, BFA Holder shall have the right to request that ExxonMobil consent to a change or alteration in, or addition to, the grades, quality or specifications of the Products to offer such grade, quality or specification of motor fuel in the relevant state within the Designated Geographies, and ExxonMobil shall not unreasonably withhold its consent to any such request.

(b)                                 ExxonMobil has provided BFA Holder a copy of “QUALITY CONTROL PROCEDURES FOR GASOLINES AND DIESEL FUEL” attached as Exhibit 10.  This is the same document furnished to Traditional Wholesalers who are purchasing motor fuel product directly from ExxonMobil.  BFA Holder agrees to store, handle, sell and dispense all fuel sold through BFA Holder Branded

Outlets in compliance with all the procedures and specifications set out in Exhibit 10 and to procure the compliance of its Franchise Dealers, notwithstanding the fact that BFA Holder is not purchasing motor fuel from ExxonMobil.  ExxonMobil reserves the right to revise the procedures and specifications at any time and BFA Holder agrees that it will, upon written notice of such revision, immediately begin compliance with the revised procedures and specifications and will procure compliance of its Franchise Dealers.  In the event BFA Holder fails to comply with this Section, ExxonMobil may, without limitation to any other remedies available to ExxonMobil, engage the services of an outside contract firm to perform sampling, testing and reporting.  The fees, costs and expenses of such outside contract firm shall be borne solely by BFA Holder.

(c)                                  Time is of the essence in complying with this Section 4.  BFA Holder is obligated to take commercially reasonable steps to mitigate any potential losses or damage resulting from any product quality defects.  BFA Holder’s notice of consumer quality claims should be sent to the ExxonMobil Business Support Centre Canada, ULC, Attn: Branded Wholesaler Contract Team Lead, P.O. Box 2245, Buffalo, NY 14240-2245.

5.                                      PRODUCT DISTRIBUTION.

(a)                                  ExxonMobil and BFA Holder acknowledge and agree that this is not a product sales or supply agreement.  ExxonMobil has no obligation under this Agreement or otherwise to supply BFA Holder with either branded or unbranded motor fuel products or its proprietary additive package, including without limitation, gasoline and diesel.  BFA Holder is solely responsible for securing and paying for Base Product and the additive package, which meet all federal, state, and local regulatory and product quality standards in effect for motor fuels offered for sale through retail outlets in the Designated Geographies.  Base Product must also meet ExxonMobil quality specifications as more specifically set out in Exhibit 3 (as confirmed by testing as described in Exhibit 3).  BFA Holder shall participate in ExxonMobil’s annual Marker Program in order to confirm compliance with the requirements of this Agreement and ExxonMobil’s standards.

(b)                                 BFA Holder shall not (i) acquire any motor fuels from ExxonMobil or any of its Affiliates within the Designated Geographies, nor (ii) acquire any motor fuels from ExxonMobil or any of its Affiliates within the United States of America for resale as motor fuel in the Designated Geographies.  Notwithstanding the previous sentence, BFA Holder shall be permitted to purchase motor fuels from ExxonMobil through in tank sales for a time period beginning on the Effective Date and ending upon the later of (A) one hundred and twenty (120) days following the Effective Date, and (B) December 31, 2010.

(c)                                  BFA Holder shall procure the additives identified on Exhibit 4 from only those suppliers specified on Exhibit 4 (or such other supplier as may be subsequently identified by ExxonMobil).  BFA Holder shall additize the Base Product in accordance with the specifications set forth in Exhibit 4, using industry standard computer controlled additive injection equipment, prior to distribution through any BFA Holder Branded Outlet as Product.  In the event that BFA Holder desires a waiver from ExxonMobil with respect to the specified additive or suppliers, or the fuel quality specifications, BFA Holder shall contact the appropriate ExxonMobil fuels quality manager to discuss such a request, as provided on Exhibit 4.

(d)                                 BFA Holder will bear full financial responsibility for the cost of installation and maintenance of additive racks at all terminals from which it distributes Products.  If ExxonMobil desires that a third party(s) with whom it has a brand fee agreement or other license, distribution or wholeasaler agreement have access, BFA Holder agrees to allow that third party(ies) to use the additive system on a terminal by terminal basis and shall charge such third party(s) commercially reasonable rates for such access.

(e)                                  ExxonMobil agrees to undertake reasonable efforts to cooperate with BFA Holder as BFA Holder attempts to negotiate supply and/or additive injection arrangements with potential supply partners, provided that ExxonMobil is not obligated hereby to waive or amend any rights it has under this Agreement or undertake any financial obligations not set forth in this Agreement.

6.                                      EXXONMOBIL PROGRAMS.

(a)                                  ExxonMobil and BFA Holder expressly acknowledge and agree that the arrangement contemplated by and set forth in this Agreement is materially different from the arrangement that ExxonMobil has with its branded wholesalers throughout the country who purchase motor fuel directly from ExxonMobil (hereinafter referred to as “Traditional Wholesalers”).  BFA Holder acknowledges that it has been advised and understands that it will not be eligible for various types of financial assistance or support programs, including without limitation Brand Incentive Programs (BIP), Image Assistance Programs, Speedpass Rebate Program and Brand Standard Program, that are available to Traditional Wholesalers.  BFA Holder specifically acknowledges and agrees that ExxonMobil has absolutely no obligation of any kind to offer BFA Holder any programs or services not expressly provided for in this Agreement and BFA Holder further acknowledges that this fact constitutes a material inducement for ExxonMobil to enter into this Agreement.

(b)                                 BFA Holder shall participate in (i) ExxonMobil’s credit card program offerings through ExxonMobil’s approved third party provider; (ii) either ExxonMobil’s proprietary Mystery Shopper program or an ExxonMobil-approved third party Mystery Shopper program; and (iii) effective January 1, 2011, the ExxonMobil Point of Purchase signage program.  Reasonable efforts should be used to post the current ExxonMobil Point of Purchase signage where applicable and allowable.  Such participation shall be solely at BFA Holder’s expense.

(c)                                  BFA Holder will be eligible to participate in the ExxonMobil programs listed immediately below on the same basis as Traditional Wholesalers:

(1)                                  Retailer Promotional Marketing access, including Point-of-Purchase Signage

(2)                                  Card marketing

(3)                                  Education Alliance

(4)                                  Training

(5)                                  Uniform

(6)                                  Station Locator

(7)                                  Relevant portions of the ExxonMobil branded wholesaler website (as determined by ExxonMobil consistent with this Agreement).

BFA Holder will also be eligible to participate in those ExxonMobil programs offered from time to time to another “BFA Holder” under a separate brand fee agreement in the Designated Geographies.

(d)                                 BFA Holder acknowledges and agrees that all programs referenced in Sections 6(b) and 6(c) hereof are subject to change or cancellation at ExxonMobil’s sole discretion and that ExxonMobil may, from time to time and in its discretion, add new or existing programs to the required programs list or the eligible programs list.  BFA Holder further acknowledges that nothing set forth in this Agreement obligates ExxonMobil to provide (or continue to provide) support for any such program and that such support is provided at ExxonMobil’s discretion.

7.                                      BRAND FEES.

BFA Holder shall pay to ExxonMobil the Brand Fees as described in this Section 7, such fees to be paid in equal monthly amounts in accordance with the terms of this Agreement, in consideration of the services that may be provided by ExxonMobil, BFA Holder’s participation in those ExxonMobil programs that may be offered to BFA Holder, and the use of the Proprietary Marks at the BFA Holder Branded Outlets during the fifteen (15) year Term, subject to the terms of this Agreement.

(a)                                  BFA Holder’s Direct Served Business.  With respect to the Direct Served Outlets, (i) the “Brand Fee” during the first ten (10) years of the Term of this Agreement shall equal the 10 Year Brand Fee, calculated under Section 7(a)(i); and (ii) the “Brand Fee” for the Direct Served Outlets during the final five (5) years of the Term of this Agreement shall equal an amount agreed to between the parties or the Adjusted Brand Fee calculated pursuant to Section 7(a)(ii).  In addition, BFA Holder shall pay to ExxonMobil the fees described in Section 7(a)(iii).

(i)            For purposes of this Section 7(a)(i):

“10 Year Brand Fee” means the Initial Base Brand Fee for the first year of this Agreement.   For each subsequent year during the first ten (10) years of the Term of this Agreement, “10 Year Brand Fee” means the sum of (i) the Initial Base Brand Fee plus (ii) an amount equal to (A) the number of Base Outlets minus the Initial Base Outlets times (B) the New Site Brand Fee.

“Annual Recalculation Date” means the date which is sixty days (60) days prior to each anniversary of the Effective Date.

“Base Outlets” means, for the first year of this Agreement, the Initial Base Outlets.  For each subsequent year during the first ten (10) years of the Term of this Agreement, “Base Outlets” shall mean the greater of (i) the Base Outlets (under this definition) for the immediately prior year, and (ii) the Initial Base Outlets plus the cumulative number of Direct Served Outlets added under this Agreement from the Effective Date up to the Annual Recalculation Date, minus the cumulative number of Closed Direct Served Outlets from the Effective Date up to the Annual Recalculation Date.

Example calculation:  **

Thirty (30) days prior to each anniversary of the Effective Date, BFA Holder shall deliver to ExxonMobil a statement showing the adjustment to the Base Outlets as of the Annual Recalculation Date along with supporting documentation.  ExxonMobil shall have the right to review and approve the adjustment to the Base Outlets.  Any dispute between the parties hereto relating to the adjustment shall be resolved in accordance with Section 39 of this Agreement, without regard to the amount in controversy limitation set forth in Section 39(b)(i).

“Closed Direct Served Outlets” means any Direct Served Outlet that has permanently ceased selling Exxon or Mobil-branded motor fuels, excluding Rebranded BFA Holder Outlets.

“Initial Base Brand Fee” means an amount equal to ** times the Initial Total Volume set forth in Exhibit 15 hereto.

“Initial Base Outlets” means 221.

“Initial Total Volume” means the total volume of Product set forth on Exhibit 15 hereto.

“New Site Brand Fee” means an amount equal to $**.

“Rebranded BFA Holder Outlets”  means (i) any former Direct Served Outlet that is supplied motor fuel by BFA Holder for sale under any brand other than Exxon or Mobil (excluding in each case any such outlet that was debranded by ExxonMobil pursuant to Section 2(e)(3) hereof), and (ii) any former Direct Served Outlet sold by BFA Holder to a third party for continued petroleum use that sells motor fuel under any brand other than Exxon or Mobil.

(ii)           Within six (6) months before the end of tenth (10th) year of the Term of this Agreement, ExxonMobil and BFA Holder agree to engage in good faith negotiations regarding an adjustment to the Brand Fee for the final five (5) years of the Term of this Agreement for BFA Holder’s Direct Served Outlets; provided, however, that such obligation shall not require either party to reach definitive agreement on such adjustment.  In the event that the parties are unable to mutually agree on an adjustment to the Brand Fee for BFA Holder’s Direct Served Outlets, each year (whether partial or full) during the final five (5) years of the Term of this Agreement, BFA Holder shall pay to ExxonMobil the Adjusted Brand Fee as described in this Section 7(a)(ii).

For purposes of this Section 7(a)(ii):

“Adjusted Brand Fee” means, for the 11th year of this Agreement, the Recalculated Base Brand Fee.  For each subsequent year during the remainder of the Term of this Agreement, “Adjusted Brand Fee” means the sum of (i) the Recalculated Base Brand Fee plus (ii) an amount equal to (A) the number of Recalculated Base Outlets minus the Initial Recalculated Base Outlets times (B) the New Site Brand Fee.

“Annual Recalculation Date” means the date which is sixty days (60) days prior to each anniversary of the Effective Date.

“Closed Direct Served Outlets” means any Direct Served Outlet that has permanently ceased selling Exxon or Mobil-branded motor fuels, excluding Rebranded BFA Holder Outlets.

“Initial Base Brand Fee” means an amount equal to ** times the Initial Total Volume set forth in Exhibit 15 hereto.

“Initial Total Volume” means the total volume of Product set forth on Exhibit 15 hereto.

“Initial Recalculated Base Outlets” means the total number of Direct Served Outlets existing as of the Recalculation Date.

“New Site Brand Fee” means an amount equal to $**.

“Rebranded BFA Holder Outlets”  means (i) any former Direct Served Outlet that is supplied motor fuel by BFA Holder for sale under any brand other than Exxon or Mobil (excluding in each case any such outlet that was debranded by ExxonMobil pursuant to Section 2(e)(3) hereof), and (ii) any former Direct Served Outlet sold by BFA Holder to a third party for continued petroleum use that sells motor fuel under any brand other than Exxon or Mobil.

“Recalculated Base Brand Fee” means:

(a)   in the event that the Recalculated Total Volume is less than the Initial Total Volume, the Initial Base Brand Fee plus an amount equal to the number of Rebranded BFA Holder Outlets as of the Recalculation Date times the New Site Brand Fee; or

(b)   in the event that the Recalculated Total Volume is greater than the Initial Total Volume, the amount calculated pursuant to Paragraphs (1) through (5) below:

(1)           Divide the total volume of Recalculated Total Volume by the Recalculated Base Outlets, in order to calculate the average gallons of Product sold per Recalculated Base Outlet.  [For example, **]

(2)           Divide the Initial Total Volume by the average gallons of Product sold per Recalculated Base Outlet determined pursuant to Paragraph (1) above, and round the resulting quotient up to the nearest whole number, in order to calculate the number of outlets necessary to sell the Initial Total Volume.  [For example, **]

(3)           Subtract the number of Direct Served Outlets determined pursuant to the calculation in (2) from the number of Initial Recalculated Base Outlets.  [For example, **]

(4)           Multiply the number, if any, of Direct Served Outlets determined pursuant to the calculation in Paragraph (3) by the New Site Brand Fee.  [For example, **]

(5)           Add the product, if any, determined pursuant to Paragraph (4) to the Initial Base Brand Fee [For example, **]

(6)  To the sum resulting from the calculation in Paragraph (5), add the product of the number of Rebranded BFA Holder Outlets as of the Recalculation Date, multiplied by the New Site Brand Fee, and the resulting sum shall be the Recalculated Base Brand Fee.  [For example, **]

“Recalculated Base Outlets” means, for the 11th year of this Agreement, the Initial Recalculated Base Outlets.  For each subsequent year during the remaining Term of this Agreement, “Recalculated Base Outlets” shall mean the greater of (i) the Recalculated Base Outlets (under this definition) for the immediately prior year, and (ii) the Initial Recalculated Base Outlets plus the cumulative number of Direct Served Outlets added under this Agreement from the Recalculation Date up to the  Annual Recalculation Date, minus the cumulative number of Closed Direct Served Outlets from the Recalculation Date up to the Annual Recalculation Date.

Thirty (30) days prior to each anniversary of the Effective Date, BFA Holder shall deliver to ExxonMobil a statement showing the adjustment to the Recalculated Base Outlets as of the Annual Recalculation Date along with supporting documentation.  ExxonMobil shall have the right to review and approve the adjustment to the Recalculated Base Outlets.  Any dispute between the parties hereto relating to the adjustment shall be resolved in accordance with Section 39 of this Agreement, without regard to the amount in controversy limitation set forth in Section 39(b)(i).

“Recalculated Total Volume” means the total volume of Product sold in the aggregate by all Direct Served Outlets for the twelve (12) month period prior to the Recalculation Date.

“Recalculation Date” means the last day of the month in the month that is three months prior to the tenth (10th) anniversary of the Effective Date.

(iii)          If a Direct Served Outlet that sold Products at any time within three (3) years (provided, however, that any sale of Exxon-branded motor fuels prior to June 1, 2011 shall be disregarded) prior to becoming a Direct Served Outlet has been added pursuant to the terms of this Agreement as of any Annual Recalculation Date, then in addition to the 10 Year Brand Fee or Adjusted Brand Fee, as may be applicable, BFA Holder shall pay to ExxonMobil an annual fee in an amount equal to $** for each such Direct Served Outlet during each of the first two (2) full years of the Term during which such site is subject to this Agreement, such amount to be paid in accordance with Section 8 below.  Notwithstanding the foregoing, BFA Holder shall not be required to pay to ExxonMobil such additional fees for any Direct Served Outlet that became a Direct Served Outlet as a result of BFA Holder’s acquisition of a branded wholesaler that previously supplied Products to such Direct Served Outlet, whether by merger or by acquisition of all of the branded wholesaler’s stock or substantially all of its assets.

Thirty (30) days prior to each anniversary of the Effective Date, BFA Holder shall deliver to ExxonMobil a statement showing the adjustment to the number of Direct Served Outlets as of the Annual Recalculation Date.  ExxonMobil shall have the right to review and approve the adjustment to the number of Direct Served Outlets.  Any dispute between the parties hereto relating to the adjustment shall be resolved in accordance with Section 39 of this Agreement, without regard to the amount in controversy limitation set forth in Section 39(b)(i).

(b)           BFA Holder’s Sub-Jobber Business.  With respect to the Sub-Jobber Outlets, the “Brand Fee” during the Term of this Agreement shall equal the amount calculated under Section 7(b)(i).  In addition, BFA Holder shall pay to ExxonMobil the fees described in Section 7(b)(ii) and Section 7(b)(iii).

For purposes of this Section 7(b), “Annual Recalculation Date” means the date which is sixty (60) days prior to each anniversary of the Effective Date.

(i)            During the first full year of the Term of this Agreement, BFA Holder shall pay to ExxonMobil a fee for each Sub-Jobber Outlet added pursuant to the terms of this Agreement upon the addition of such Sub-Jobber Outlet equal to $** times the number of months (including any partial month) remaining in the first full year of the Term, divided by  twelve (12).  During the remaining fourteen (14) years of the Term of this Agreement, BFA Holder shall pay to ExxonMobil an annual fee on each anniversary of the Effective Date in an amount equal to $** times the number of Sub-Jobber Outlets existing as of the immediately preceding Annual Recalculation Date.

(ii)           If a Sub-Jobber Outlet has been added pursuant to the terms of this Agreement as of any Annual Recalculation Date that resulted from the assignment by ExxonMobil to BFA Holder of an existing branded wholesaler agreement, then in addition to the Brand Fee calculated pursuant to Section 7(b)(i), BFA Holder shall pay to ExxonMobil on each anniversary of the Effective Date a one-time fee in amount equal to $** for each such Sub-Jobber Outlet added as of the immediately preceding Annual Recalculation Date.

(iii)          If a Sub-Jobber Outlet that sold Products at any time within three (3) years (provided, however, that any sale of Exxon-branded motor fuels prior to June 1, 2011 shall be disregarded) prior to becoming a Sub-Jobber Outlet has been added pursuant to the terms of this Agreement as of any Annual Recalculation Date, then in addition to the Brand Fee calculated pursuant to Section 7(b)(i), BFA Holder shall pay to ExxonMobil an additional annual fee in an amount equal to $** for each such Sub-Jobber Outlet during each of the first two (2) full years of the Term during which such site is subject to this Agreement, such amount to be paid in accordance with Section 8 below.  Notwithstanding the foregoing, BFA Holder shall not be required to pay to ExxonMobil such additional fees for any Sub-Jobber Outlet that (a) was assigned to BFA Holder by ExxonMobil, if the fee payable pursuant to Section 7(b)(ii) has already been paid to ExxonMobil or (b) became a Sub-Jobber Outlet as a result of BFA Holder’s acquisition of a branded wholesaler that indirectly supplied Products to such Sub-Jobber Outlet, whether by merger or by acquisition of all of the branded wholesaler’s stock or substantially all of its assets.

Thirty (30) days prior to each anniversary of the Effective Date, BFA Holder shall deliver to ExxonMobil a statement showing the adjustment to the number of Sub-Jobber Outlets as of the Annual Recalculation Date along with supporting documentation.  ExxonMobil shall have the right to review and approve the adjustment to the number of Sub-Jobber Outlets.  Any dispute between the parties hereto relating to the adjustment shall be resolved in accordance with Section 39 of this Agreement, without regard to the amount in controversy limitation set forth in Section 39(b)(i).

(c)           On or before February 15 of each year, BFA Holder will provide ExxonMobil an annual summary that details the volume of Product sold by each BFA Holder Branded Outlet for the immediately preceding calendar year.  The form, content, and supporting documentation shall be as specified by ExxonMobil from time to time.  ExxonMobil, in its sole discretion, shall have the right to audit BFA Holder’s records (as well as any applicable Franchisee Dealer records) at any time for the purpose of verifying Product volume.  BFA Holder agrees to fully cooperate, and to cause each Franchise Dealer to fully cooperate, with any audit request.

8.                                      PAYMENT AND CREDIT.

(a)                                  Unless ExxonMobil notifies BFA Holder otherwise, BFA Holder will pay ExxonMobil in United States dollars for any fee by electronic funds transfer at the time ExxonMobil designates and BFA Holder will execute the agreement attached as Exhibit 6.  Each monthly brand fee payment described in Section 7 above shall be paid to ExxonMobil in advance.  The first such payment shall be made on the Effective Date and shall be prorated to reflect the number of days remaining in the month during which the Effective Date occurs.  Payments of brand fees relating to each subsequent month during the Term shall be made on the 15th day of each month immediately preceding the month to which such brand fee applies (for example, brand fees for March 2010 operations shall be paid by BFA Holder to ExxonMobil no later than February 15, 2010).  In the event any payment date is not a Business Day, then the payment shall be made on the prior Business Day.  In addition, on the Effective Date, BFA Holder shall pay to ExxonMobil for each BFA Holder Branded Outlet that is participating (or has participated) in the BIP (as defined in Section 19(d)(1)) an amount equal to the lesser of (i) the total amount of financial assistance that ExxonMobil has paid under the BIP (whether through a direct payment, set-off, credit or other indirect payment) with respect to such retail outlet times (the number of days remaining in the branding obligation with respect to such retail outlet divided by the total number of days of the branding obligation with respect to such retail outlet) and (ii) the compensatory dollar amount collectable as of the Effective Date with respect to such retail outlet in the event of a default under the BIP.  Notwithstanding the foregoing, BFA Holder agrees that ExxonMobil has the ongoing right to periodically give BFA Holder notice of a different method, time, or place of payment.

(b)                                 In the event ExxonMobil does not receive payment on or before the due date, ExxonMobil may impose, and BFA Holder will pay, a late payment charge for each day that passes between the due date and the date ExxonMobil receives payment. This late payment charge will be in addition to ExxonMobil’s other remedies, and will not exceed the lesser of: (A) the maximum allowed by law, or (B) a fixed rate that may vary from state to state in ExxonMobil’s sole discretion, but that will not be less than eighteen percent (18%) per annum prorated over the period that credit is outstanding; and

(c)                                  ExxonMobil has the right, but not the obligation, to offset any amounts owed by BFA Holder or any of its Affiliates to ExxonMobil or any of its Affiliates against any amounts owed by ExxonMobil or any of its Affiliates to BFA Holder or any of its Affiliates, whether arising from charges under this Agreement, or arising under any other agreement or business transaction between the BFA Holder or any of its Affiliates and ExxonMobil and/or any of its Affiliates.

(d)                                 If requested by ExxonMobil, BFA Holder shall provide to ExxonMobil and maintain security in an amount not to exceed three (3) months of the Brand Fees calculated pursuant to Section 7 and in such forms, in either case as ExxonMobil may specify in its sole discretion (“Security”), including without limitation a letter of credit, cash deposit, or assignment, mortgage or pledge of cash, savings accounts or real estate or other collateral which is acceptable to ExxonMobil.  ExxonMobil may use, without prior notice or demand, any or all of the Security to set off or satisfy all or any part of any indebtedness or obligation of BFA Holder to ExxonMobil or its Affiliates whether arising under this Agreement, any other agreement or from any other business transaction between the parties.  If ExxonMobil uses any Security to satisfy all or any part of any such indebtedness or obligation, BFA Holder shall immediately provide ExxonMobil with additional security, as directed by ExxonMobil, to replace the Security used by ExxonMobil.  Following non-renewal or termination of this Agreement and the Franchise Relationship, ExxonMobil shall return to BFA Holder, in accordance with ExxonMobil’s procedures then in effect, any remaining portion of the Security not required to satisfy all or any part of any indebtedness or other obligation of BFA Holder to ExxonMobil or its Affiliates howsoever arising.  At ExxonMobil’s request at any time during the Term, BFA Holder shall execute and deliver to ExxonMobil a security agreement, financing statement, mortgage, deed of trust or other documentation as ExxonMobil may specify in such form and with such terms as ExxonMobil may specify, to establish or perfect ExxonMobil’s security interest in the Security.

9.                                      CARD ADMINISTRATION.

(a)                                  ExxonMobil may issue branded credit cards (“ExxonMobil Cards”) and process and pay for ExxonMobil Card sales tickets submitted to ExxonMobil in accordance with the terms of the applicable card guide. ExxonMobil may authorize third party issuers (“Third Party Issuer(s)”) to issue ExxonMobil Cards and other cards and process and pay BFA Holder for ExxonMobil Cards and other card sales tickets submitted to Third Party Issuer(s) in accordance with the terms of an applicable card guide or agreement. ExxonMobil has the right, but not the obligation, to change at any time its methods or terms of issuing, or authorizing the issuance of, ExxonMobil Cards and other cards and its methods or terms of processing and paying, or authorizing the processing and payment of, ExxonMobil Cards and other card sales tickets. Nothing in this Agreement obligates ExxonMobil or Third Party Issuer(s) to issue ExxonMobil Cards and other cards or to process for payment ExxonMobil Cards and other card sales tickets.

(b)                                 BFA Holder agrees to be bound by and comply with all terms and conditions of any card guide or agreement under which ExxonMobil or Third Party Issuer(s) agrees to process and pay for ExxonMobil Cards and other card sales tickets.  The terms of such card guide or agreement may be amended and/or supplemented at any time by ExxonMobil or Third Party Issuer(s).

(c)                                  If Third Party Issuer(s) agrees to pay BFA Holder for ExxonMobil Card or other card sales tickets submitted for payment in accordance with the terms of the applicable card guide or agreement, BFA Holder will look solely to Third Party Issuer(s) and not to ExxonMobil for such payment.  Should ExxonMobil elect to (or otherwise) pay all or any portion of any card sales ticket charged back by Third Party Issuer(s) to BFA Holder, upon demand from ExxonMobil, BFA Holder shall immediately reimburse ExxonMobil for any such payments made by ExxonMobil.

(d)                                 ExxonMobil has the right, but not the obligation, to offset any amounts owed by ExxonMobil or any of its Affiliates to BFA Holder or any of its Affiliates against any amounts owed by BFA Holder or any of its Affiliates to ExxonMobil or any of its Affiliates, whether arising under this Agreement, any other agreement or from any other business transaction between the parties or any of their Affiliates. ExxonMobil has the right, but not the obligation, to instruct a Third Party Issuer(s) to pay ExxonMobil rather than BFA Holder for ExxonMobil Card and other card sales tickets submitted by BFA Holder to Third Party Issuer(s), to apply against the payment of any amounts owed by BFA Holder to ExxonMobil whether arising under this Agreement, any other agreement or from any other business transaction between the parties.

(e)                                  If BFA Holder requests ExxonMobil or Third Party Issuer(s) to accept assignment of credit or debit card tickets from and make return payment directly to any Franchise Dealers, and ExxonMobil or Third Party Issuer(s) agrees, in its sole discretion, to accept such assignments, BFA Holder agrees that such assignments shall be treated for all purposes as if assigned directly by BFA Holder, charge-backs of reassigned credit or debit sales tickets received from such Franchise Dealers shall be the responsibility of BFA Holder, and that such charge-backs may be deducted from sums owed by ExxonMobil or Third Party Issuer(s) to BFA Holder.

(f)                                    If BFA Holder or a Franchised Dealer accepts credit or debit cards in payment for any sales of any goods or services, then BFA Holder shall comply with and shall require all such Franchised Dealers to comply with all industry standard card security procedures, specifically including but not limited to (i) the Payment Card Industry Data Security Standards (PCI), (ii) the security standards and requirements imposed on merchants by the VISA Operating Rules, (iii) the security standards and requirements imposed on merchants by the MasterCard Operating Rules, (iv) the security standards and requirements imposed on merchants by American Express Travel Related Services Company, Inc., and its parents, subsidiaries and affiliates, and (v) the security standards and requirements imposed on merchants by DFS Services LLC and its parents, subsidiaries and affiliates. The foregoing duty is in addition to any duties that BFA Holder may have under an applicable card guide or agreement pursuant to subsection (a) above. In addition to all other duties to indemnify, BFA Holder will indemnify, defend, and hold harmless ExxonMobil from and against all causes of action, costs, expenses, fees, assessments, reimbursements, fines, penalties and/or losses of whatsoever nature and howsoever arising that result directly or indirectly from BFA Holder’s failure or alleged failure to comply with the requirements of this subsection.

10.                               TAXES.

ExxonMobil is not responsible for payment of any taxes, fees or other charges, whether or not of the same class or kind as those listed below, whenever imposed or assessed, that any federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits (now in effect or hereafter amended or enacted) directly or indirectly require to be collected or paid related in any manner to the Base Product or additives that BFA Holder acquires.  These charges include, without limitation (a) duty taxes; (b) sales taxes; (c) excise taxes; (d) taxes on or measured by income, and (e) taxes on or measured by gross receipts.

11.                               FAILURE TO PERFORM.

(a)                                  Any delays in or failure of performance of either party hereto shall not constitute default hereunder or give rise to any claims for damages if and to the extent that such delay or failure is caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; acts of war, terrorism, rebellion or sabotage or damage resulting therefrom; embargoes or other import or export restrictions; fires, floods, explosions, accidents, or breakdowns; riots; strikes or other concerted acts of workers, whether direct or indirect; inability to obtain necessary industrial supplies, energy, or equipment; or any other causes whether or not of the same class or kind as those specifically above named which are not within the control of the party affected and which, by the exercise of reasonable diligence, said party is unable to prevent or provide against; provided that such causes shall exclude specifically changes in the national or world economy or financial markets or changes in general economic conditions or the economic conditions of the party failing to perform.  A party whose performance is affected by any of the causes set forth in the preceding sentence shall give prompt written notice thereof to the other party.  Neither party hereto shall be obligated to settle strikes, differences with workmen or government claims by acceding to any demands when in the discretion of the party whose performance is interfered with, it would be inadvisable to accede to such demands.

(b)                                 Nothing in this Section shall excuse BFA Holder from making payment when due for all charges under this Agreement.

(c)                                  ExxonMobil shall be under no obligation to furnish additives hereunder at any time. BFA Holder accepts full responsibility for all death or injury to any person or loss or damage to any property in any way resulting from BFA Holder’s failure to provide premises and/or equipment, (including without limitation tanks and transportation equipment), safe and fit for the storage or handling of motor fuel products containing such additives, whether such failure is known or unknown to ExxonMobil or ExxonMobil’s representative, and BFA Holder indemnifies and holds ExxonMobil and any of its Affiliates harmless with respect to any such death, injury, loss and/or any cause of action arising therefrom.

12.                               NEW OR CHANGED REGULATIONS.

The parties are entering into this Agreement in reliance on the federal, state, county and local laws, statutes, ordinances, codes, regulations, rules, orders, permits and arrangements with governments or governmental instrumentalities (hereinafter called “Regulations”) in effect on the date of execution of this Agreement by ExxonMobil affecting the distribution of Product, provided for under this Agreement insofar as said Regulations affect BFA Holder, ExxonMobil or ExxonMobil’s Affiliates or suppliers. If the effect of any change in any Regulation or of any new Regulation (a) is not covered by any other provision of this Agreement, and (b) in the affected party’s judgment, either (1) has an adverse effect upon the party (or if ExxonMobil, upon ExxonMobil’s Affiliates or suppliers) or (2) increases the risk to the affected party of performance under this Agreement, the affected party may request re-negotiation of the terms of this Agreement. Such right to request re-negotiation or, upon failure to agree, to terminate, shall without limitation also be available to ExxonMobil if Regulations:

(a)                                  Regulate the brand fee provided for in this Agreement; and/or

(b)                                 Affect ExxonMobil’s liability.

ExxonMobil has the right, at its discretion, to terminate this Agreement on written notice, effective ninety (90) days after a request for re-negotiation, if the re-negotiation is not satisfactorily completed.

13.                               MARKET DEVELOPMENT AND REPRESENTATION.

(a)                                  A primary business purpose of ExxonMobil is to optimize effective and efficient distribution and representation of Products through planned market and image development. In furtherance of this business purpose, BFA Holder and ExxonMobil agree as follows:

(1)                                  While it is not a requirement of this Agreement, ExxonMobil believes that it is important for BFA Holder to have, and periodically update, a market development plan. The plan should provide for the selection and acquisition, or otherwise securing by BFA Holder for the purposes of branding under this Agreement, of “strategic sites” (as defined from time to time by ExxonMobil) as BFA Holder Branded Outlets, and should provide for the development of optimal facilities, effective operating practices, and the necessary financial and management resources necessary to comply with all provisions of this Agreement.

(2)                                  Unless pursuant to specific prior written authorization from ExxonMobil, BFA Holder shall not, directly or indirectly, sell or supply, or cause to be sold or supplied, Products to any person or entity then currently having a PMPA Franchise Agreement directly with ExxonMobil or any of its Affiliates, which Franchise Agreement pertains to a specific retail outlet(s). The reference to “entity” in the preceding sentence shall be deemed to include any other entity owned or controlled by the person or entity having the aforementioned PMPA Franchise Agreement directly with ExxonMobil or any of its Affiliates.  An example of an entity having a PMPA Franchise Agreement pertaining to a specific retail outlet is a “direct served dealer”.

(3)                                  Unless pursuant to specific prior written authorization from ExxonMobil, BFA Holder shall not, directly or indirectly, sell or supply, or cause to be sold or supplied, any Products to any retail outlet(s) other than BFA Holder Branded Outlets.

(b)                                 BFA Holder shall cause all BFA Holder Branded Outlets to meet the following minimum facility/product/service requirements (unless such compliance will result in the BFA Holder or Franchise Dealer, as the case may be, being in breach of any federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits) or BFA Holder shall lose the right to use or display Proprietary Marks or to grant to its Franchise Dealers the right to use or display Proprietary Marks at any BFA Holder Branded Outlet(s) failing to meet these requirements:

(1)                                  Paved driveways with safe and good ingress and egress; and

(2)                                  Permanent building which is structurally sound and complies with all fire, building and zoning codes and ordinances; and

(3)                                  Clean premises free of debris, trash, and fire hazards; and

(4)                                  Modern restrooms for men and women available to the general public; and

(5)                                  Offer, at the Operated Mobil Branded Outlets and the Franchised Mobil Branded Outlets, all grades of Mobil-branded motor gasoline that may be in the Mobil product slate, and, at the Operated Exxon Branded Outlets and the Franchised Exxon Branded Outlets, all grades of Exxon-branded motor gasoline that may be in the Exxon product slate, each such slate as may be set by ExxonMobil and its Affiliates from time to time (consisting of three (3) grades each for the Mobil product slate and the Exxon product slate as of the Effective Date); and

(6)                                  Posting, at all times, of actual motor fuel prices, in numerals, in price sign systems (approved by ExxonMobil in its sole discretion) located on the premises of the BFA Holder Branded Outlet(s); and

(7)                                  Compliance, as to each site, no later than the earlier of (A) the completion of any Demolish and Rebuild or other site improvement work reasonably expected to require an investment by BFA Holder or any Franchise Dealer of $100,000 or more and (B) the fifth anniversary of the Effective Date, with all applicable standards as described in Exhibit 7 (“Facility Requirements”), which is incorporated herein and made a part of this Agreement.

14.                               SERVICES BY EXXONMOBIL.

(a)                                  ExxonMobil may at its sole discretion, from time to time, make available to BFA Holder, or assist BFA Holder in obtaining, the following:

(1)                                  Standard plans, specifications, equipment, decor and signs identified with Exxon or Mobil-branded, as the case may be, retail outlets as ExxonMobil makes available to Traditional Wholesalers from time to time; and

(2)                                  Guidelines and materials to assist BFA Holder in providing its employees, contractors and Franchise Dealers and their employees and contractors franchise-management training as ExxonMobil makes available to Traditional Wholesalers from time to time; and

(3)                                  Periodic individual or group advice, consultation, data and other services as ExxonMobil may deem necessary or appropriate.

(b)                                 At any time or from time to time, ExxonMobil may add, discontinue or change any of the services under Section 14(a) and may impose conditions or criteria for the availability to BFA Holder of any of such services.  ExxonMobil may have all or a portion of any services provided by persons designated by ExxonMobil.  From time to time, ExxonMobil may charge BFA Holder fees, or require BFA Holder to pay fees to ExxonMobil’s third party designee(s) in consideration for providing the services set out in Section 14(a).

15.                               PROMOTION OF PRODUCTS.

(a)                                  BFA Holder agrees to diligently promote and cause its Franchise Dealers to diligently promote the sale of Products, including through advertisements, all in accordance with the terms of this Agreement.  BFA Holder hereby acknowledges and agrees that, notwithstanding anything set forth herein to the contrary, to insure the integrity of ExxonMobil trademarks, products and reputation, ExxonMobil shall have the authority to review and approve, in its sole discretion, all forms of advertising and sales promotions that will use media vehicles for the promotion and sale of any product, merchandise or services, in each case that (i) uses or incorporates any Proprietary Mark or (ii) relates to any Business operated at a BFA Holder Branded Outlet.  Furthermore, for any significant advertising campaign, sponsorship and/or promotion, BFA Holder shall submit in advance to ExxonMobil or its designee, for its written approval, all materials prepared by or for BFA Holder.  These materials may include, but are not limited to, any media (including TV, radio, internet or print), professional or collegiate sports affiliations, and cultural or civic sponsorships that would have regional or national reach and are associated with any ExxonMobil brand, whether directly or indirectly.  Approval will be granted (or not) within ten (10) business days from ExxonMobil’s receipt of a request from BFA Holder.  If no written approval is received from ExxonMobil within the applicable ten-business-day period, then the request shall be deemed denied.  BFA Holder shall expressly require all Franchise Dealers to (a) agree to such review and control by ExxonMobil and (b) comply with the notice requirements set forth in this Section.  BFA Holder shall be responsible for compliance (both by BFA Holder and by its Franchise

Dealers) with any and all applicable federal, state, county or local advertising laws, statutes, ordinances, codes, regulations, rules, orders, or permits.

(b)                                 In promoting the Products and developing markets under this Agreement (including in the use of business cards and business stationary), (i) BFA Holder, in its role as branded wholesaler, shall identify itself appropriately as an “Exxon-authorized branded wholesaler” or a “Mobil-authorized branded wholesaler,” as the case may be, and only as such and (ii) BFA Holder, in its role as dealer, and each Franchise Dealer shall identify itself as an “Exxon-authorized dealer” or a “Mobil-authorized dealer,” as the case may be, and only as such.

16.                               CUSTOMER SERVICE AND COMPLAINTS.

(a)                                  While using any Proprietary Marks, BFA Holder agrees:

(1)                                  To render appropriate, prompt, efficient, and courteous service at each Operated Branded Outlet to BFA Holder’s customers, to respond expeditiously to all complaints of such customers, making fair adjustment when appropriate, and otherwise conduct BFA Holder’s business in a fair and ethical manner and maintain the Operated Branded Outlets in a manner which will foster customer acceptance of and desire for the Products sold hereunder; and

(2)                                  To provide sufficiently qualified and neatly dressed personnel in ExxonMobil approved uniforms (e.g., standard ExxonMobil uniform or BFA Holder proprietary C-Store brand uniform) at all Operated Branded Outlets as appropriate to render first class service to customers; and

(3)                                  To keep restrooms clean, orderly, sanitary and adequately furnished with restroom supplies; and

(4)                                  To assist in maintaining a high level of customer acceptance of Proprietary Marks by keeping the Operated Branded Outlets’ premises open for dispensing of the Products during such hours each day and days a week as are reasonable considering customer convenience, competitive conditions and economic consequences to BFA Holder.

(b)                                 BFA Holder also agrees that, as to any of its Franchise Dealers, BFA Holder will include in its arrangements with such Franchise Dealers the undertakings provided in this Section in respect of each Franchised Branded Outlet and will undertake the enforcement thereof. BFA Holder further agrees that ExxonMobil may revoke the right of BFA Holder to display Proprietary Marks at any Operated Branded Outlet(s), or to permit the display of Proprietary Marks at any Franchised Branded Outlet(s) which, after notice by ExxonMobil to BFA Holder to cure, continues to be in violation of this Section.

17.                               TRAINING.

During the Term, the BFA Holder, if an individual, or its designated Key Person (or a designee of such Key Person acceptable to ExxonMobil), shall attend and satisfactorily complete an initial franchise-management training program as may be designated by ExxonMobil.  BFA Holder shall pay all expenses incurred, directly or indirectly, by BFA Holder in connection with attendance and participation in said training program, including, without limitation, costs and expenses of transportation, lodging, meals, wages and employee benefits. BFA Holder shall also pay to ExxonMobil, or any ExxonMobil designee, reasonable fees or charges that ExxonMobil, or such designee, may impose from time to time and relating to such training program.

18.                               TECHNOLOGY AND COMMUNICATIONS.

BFA Holder acknowledges that the use of current technology and communications systems in the operation of the Businesses is of critical importance. BFA Holder further acknowledges that technology and communications systems are expected to change over time requiring periodic addition, replacement, or updating of equipment or systems used in the Businesses.

19.                               EXISTING FRANCHISE DEALER AGREEMENTS; NEW BFA HOLDER BRANDED OUTLETS.

(a)                                  BFA Holder shall enter into a written agreement with each Franchise Dealer. The agreement must:

(1)                                  Be consistent with this Agreement; and

(2)                                  Require the Franchise Dealer’s commitment to the Core Values; and

(3)                                  Impose on each Franchise Dealer the requirements and obligations as specified in this Agreement, including without limitation, complying with the minimum image requirements, complying with the insurance requirements, and allowing entry to its respective Franchised Branded Outlet(s) for the purposes specified in this Agreement.

(b)                                 If on the Effective Date a Franchised Branded Outlet is covered by an existing agreement between the Franchise Dealer and BFA Holder that does not conform to Section 19(a) BFA Holder shall, in respect to that Franchise Dealer:

(1)                                  Require compliance with the provisions of this Agreement to the full extent allowed by the existing agreement during its term; and

(2)                                  Use best efforts to have that Franchise Dealer enter into an agreement in compliance with Section 19(a) as soon as reasonably possible; and

(3)                                  In any event, upon the expiration or other termination of any such existing agreement, enter into a new agreement with that Franchise Dealer only in accordance with Section 19(a).

(c)                                  BFA Holder shall cause each BFA Holder Branded Outlet to be operated in strict compliance with this Agreement upon the following timing:

(1)                                  For all BFA Holder Branded Outlets previously approved by ExxonMobil, or any of its Affiliates, under a previous PMPA Franchise Agreement, within a reasonable time not to exceed ninety (90) days from the Effective Date unless:

(i)                                     A written policy of ExxonMobil from time to time provides for an additional compliance period; or

(ii)                                  Section 19(c)(3) applies.

(2)                                  For all BFA Holder Branded Outlets approved by ExxonMobil under Section 2(e) on or after the Effective Date, a reasonable period, not to exceed ninety (90) days from the date of ExxonMobil’s approval of that retail outlet; and

(3)                                  For all Franchised Branded Outlets covered by existing non-conforming agreements under Section 19(b), a reasonable period of time, not to exceed ninety (90) days, from the date of the expiration or other termination of that agreement.

(d)

(1)                                  BFA Holder acknowledges and agrees that ExxonMobil shall be entitled, in its sole discretion, to assign to BFA Holder existing branded wholesaler agreements between ExxonMobil and its branded wholesalers.  In the event that ExxonMobil elects to assign an existing branded wholesaler agreement to BFA Holder, BFA Holder shall assume and accept all of ExxonMobil’s rights and obligations under any such branded wholesaler agreement arising after the assignment thereof to BFA Holder and all retail outlets subject to the branded wholesaler agreement shall thereafter become Sub-Jobber Outlets subject to the terms and conditions of this Agreement.  BFA Holder acknowledges and agrees that certain retail outlets subject to branded wholesaler agreements with ExxonMobil that may be assigned to BFA Holder are participants in one or more of ExxonMobil’s imaging incentive programs, which includes, but is not limited to: Brand Incentive Program, Modernization Assistance Program, Image Enhancement Program, Brand Growth Program, and the Image Program of Mobil Oil Corporation (all hereby known as the “BIP”), and that Purchaser shall assume all of ExxonMobil’s obligations with respect to the BIP at any such retail outlet that participates in the BIP as of the date of assignment of the branded wholesaler agreement from ExxonMobil to BFA Holder.  In addition, subject to Section 19(d)(2) below, for each retail outlet subject to a branded wholesaler agreement that ExxonMobil assigns to BFA Holder that is participating in the BIP, BFA Holder shall pay to ExxonMobil on the date of, and immediately prior to, the assignment an amount equal to **.

(2)                                  In the event that ExxonMobil elects to assign an existing branded wholesaler agreement to BFA Holder and the average annual throughput volume for all of the retail sites subject to that branded wholesaler agreement are less than 600,000 gallons on a trailing twelve month basis, then ExxonMobil and BFA Holder shall discuss and come to mutually agreeable terms on the amount for which BFA Holder shall be required to pay ExxonMobil with respect to financial assistance that ExxonMobil has paid under the BIP.

20.                               INSURANCE REQUIREMENTS.

(a)                                  During the Term, in addition to any other insurance or surety bonding required by applicable federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits, BFA Holder will carry and maintain in full force and effect, with companies satisfactory to ExxonMobil, solely at BFA Holder’s expense, and in a form satisfactory to ExxonMobil:

(1)                                  Comprehensive/Commercial General Liability insurance including, but not limited to, coverage for the sale of motor fuel products and lubricants (including the Products), operation of the Businesses, retail motor fuel stores and the premises at each Operated Branded Outlet, garage liability (if applicable) completed operations and contractual liabilities, with minimum policy limits of two million dollars ($2,000,000) providing coverage for injury, death or property damage resulting from each occurrence. In the event BFA Holder has alcoholic beverages for sale at any Operated Branded Outlet, the insurance policy will be endorsed to include coverage with minimum policy limits of one million dollars ($1,000,000) for liabilities arising out of the dispensing or selling of alcoholic beverages including, without limitation, any liabilities imposed by a dram shop or alcoholic beverage control act.

(2)                                  Business Auto Liability insurance coverage for operation of vehicles hired, owned or non-owned with minimum policy limits of two million dollars ($2,000,000), including the MCS-90 endorsement or other acceptable evidence of financial responsibility as required by the Motor Carrier Act of 1980 and the Pollution Liability Broadened Coverage endorsement, providing coverage for injury, death or property damage resulting from each occurrence. Business Auto coverage with appropriate endorsements is required if any motor vehicles, including, without limitation, fuel delivery vehicles and tow vehicles, are used in the operation of any of the Businesses.

(3)                                  Garagekeepers Legal Liability insurance (if any of the Operated Branded Outlets include service bays) including but not limited to, coverage for fire, theft, riot, vandalism and collision with limits of at least fifty thousand dollars ($50,000) for each occurrence.

(4)                                  Workers Compensation and Employers Liability insurance for all BFA Holder’s employees engaged in performing services or similar social insurance, where required by federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits which may be applicable to BFA Holder’s employees with a waiver of subrogation and/or contribution against ExxonMobil where such waiver is permitted by federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits.

(5)                                  Environmental impairment insurance coverage with policy limits of at least one million dollars ($1,000,000) on a continuous and uninterrupted basis insuring BFA Holder for environmental legal liabilities arising out of, but not limited to, the sale of motor fuel products and lubricants, ownership and operation of the Businesses, retail motor fuel stores and the premises at each Operated Branded Outlet.

(b)                                 BFA Holder may meet its obligations under this Agreement for environmental impairment insurance coverage for underground storage tanks under Section 20(a)(5) by participation in an Environmental Protection Agency (“EPA”) approved state financial assurance fund or other EPA-approved method to demonstrate financial responsibility or by satisfying any of the other financial assurance test requirements of the EPA’s Financial Responsibility Regulations (40 CFR Part 280).  Upon request by ExxonMobil, BFA Holder shall promptly furnish ExxonMobil with documentation satisfactory to ExxonMobil evidencing:

(1)                                  BFA Holder’s participation in a state approved financial assurance fund or other EPA-approved method to demonstrate financial responsibility; or

(2)                                  Compliance with the EPA’s financial assurance test requirements.

If at any time BFA Holder ceases participating in an approved state financial assurance fund or other EPA-approved method to demonstrate financial responsibility or stops meeting the EPA’s financial assurance test requirements, as the case may be, BFA Holder promptly shall obtain the insurance required under Section 20(a)(5) and provide ExxonMobil with evidence of insurance in accordance with Section 20(a)(5).  The term “underground storage tank” includes all piping, lines and accessories connected to or made a part of a petroleum underground storage tank.

(c)                                  ExxonMobil may from time to time require BFA Holder, and/or cause BFA Holder to require any of its Franchise Dealers, to carry additional types and amounts of insurance coverage, including modifications to existing insurance under this Section, as ExxonMobil considers reasonable in the circumstances.

(d)                                 Each policy of insurance described in this Section 20 shall name ExxonMobil Oil Corporation as additional insured (except Workers Compensation and Employers Liability) and shall be primary as to all other policies that may provide coverage.  BFA Holder shall pay, and shall cause its Franchise Dealers to pay, all premiums and assessments charged for the insurance policy or policies when due.

(e)                                  BFA Holder shall comply, and cause its Franchise Dealers to comply, with all policy terms and conditions and the directions of the insurance carrier, its ratings bureau and the National Fire Protection Association.  BFA Holder, or its Franchise Dealer(s) as the case may be, shall bear all claims, losses or damages that are not recoverable from BFA Holder’s, or the Franchise Dealer’s, as the case may be, insurers due to the application of a deductible clause or to BFA Holder’s, or the Franchise Dealer’s, failure to observe the terms and conditions of the insurance coverage.  BFA Holder shall indemnify and defend ExxonMobil for all these unrecoverable claims, losses or damages, including without limitation any arising from Franchise Dealers.  Without limiting the general requirements of this Section 20, ExxonMobil may reject any policies which contain deductibility clauses, conditions or exclusions, or that are underwritten by insurance companies, that are unacceptable in ExxonMobil’s reasonable determination.  Upon rejection of a policy, BFA Holder promptly shall procure, and cause its Franchise Dealer(s) to promptly procure, a policy with provisions and by an underwriter reasonably acceptable to ExxonMobil.  ExxonMobil’s receipt or acceptance of any policy or evidence of insurance is not a waiver by ExxonMobil of any requirement under this Section 20 or of its right to reject the policy as unacceptable and does not affect BFA Holder’s, or its Franchise Dealer’s as the case may be, liability for claims, losses or damages that are or would have been covered by BFA Holder’s, or such Franchise Dealer’s, full compliance with this Section 20.

(f)                                    During the Term, each insurance policy and certificate of insurance of BFA Holder must specify the insurance will not be terminated, canceled or materially changed without ten (10) days’ prior written notice to ExxonMobil.  If a policy or policies is/are terminated, canceled or materially changed, BFA Holder shall promptly, prior to the termination, cancellation or change of that policy, procure a new or substitute policy containing at least the same coverage as the previous policy.  The new policy must begin coverage prior to the expiration of the previous policy or prior to the effective date of the material change, as applicable.  BFA Holder shall cause all of its Franchise Dealers to comply with this Section 20(f) with respect to each insurance policy and certificate of insurance.

(g)                                 Prior to the Effective Date, and at any time upon request by ExxonMobil, BFA Holder shall furnish to ExxonMobil, or its representative, certificates of insurance, specifying the types and amounts of coverage in effect, expiration dates, confirmation that each policy complies with the requirements of this Section (or the relevant section of BFA Holder’s franchise agreement with the Franchise Dealer as the case may be), and specifying that no insurance shall be terminated, canceled or materially changed during the Term without ten (10) days’ prior written notice to ExxonMobil.  Upon request by ExxonMobil, BFA Holder shall furnish to ExxonMobil or its representatives copies of the required insurance policies.

(h)                                 Nothing in this Section 20 in any way limits or waives BFA Holder’s legal or contractual responsibilities to ExxonMobil or others.

(i)                                     BFA Holder shall cause its Franchise Dealers, with respect to operations at Franchised Branded Outlets, to carry insurance of the types and in the amounts, as are necessary and customary for the operation of such Franchised Branded Outlets.

(j)                                     Without limiting any other remedy available to ExxonMobil, including termination or non-renewal of this Agreement and the Franchise Relationship, ExxonMobil may debrand any BFA Holder Branded Outlet(s) that fails to comply with the provisions of this Section 20.

(k)                                  If BFA Holder, for any reason, fails to procure and maintain required insurance satisfactory to ExxonMobil, ExxonMobil may, at ExxonMobil’s election and upon notice to BFA Holder, immediately procure the required insurance.  Upon ExxonMobil’s request, BFA Holder promptly shall furnish ExxonMobil with all information relating to BFA Holder or the Businesses requested by ExxonMobil in connection with the procurement of any required insurance.  Upon written demand, BFA Holder shall immediately reimburse ExxonMobil for the costs of procuring the insurance.  ExxonMobil’s right to procure insurance under this Section 20 may not be construed as an obligation by ExxonMobil to procure any insurance and does not preclude ExxonMobil from exercising other rights or remedies it may have under this Agreement including debranding of the BFA Holder Branded Outlet(s) in question and termination or non-renewal of this Agreement and the Franchise Relationship.  ExxonMobil’s election not to procure any insurance under this Section 20 may not be construed as:

(1)                                  A waiver of BFA Holder’s obligations under Sections 20 and 21; or

(2)                                  Limiting ExxonMobil’s right to exercise any other right or remedy, including debranding of the BFA Holder Branded Outlet(s) in question and termination or non-renewal of this Agreement and the Franchise Relationship.

(l)                                     ExxonMobil is entitled to the full coverage of any insurance procured by BFA Holder, its Franchise Dealers or ExxonMobil under this Section 20 but in no event less than the minimum coverage required by Section 20(a).  The minimum limits specified in Section 20(a) do not limit or affect ExxonMobil’s right to full insurance coverage or ExxonMobil’s rights under Section 21.  If BFA Holder does not own or lease transport to carry the Products, BFA Holder shall cause any person engaged by BFA Holder to carry the Products at all times to maintain insurance at levels required by the Hazardous Materials Transportation Act.

(m)                               The insurance coverages specified in this Agreement are required to the extent they are reasonably available as determined solely by ExxonMobil.

21.                               INDEMNIFICATION.

(a)                                  BFA Holder assumes the risk of and sole responsibility for maintaining and operating, all real property, fixtures, tanks, equipment, and personal property used in connection with, or in any way related to, its operations, conduct or business or the operations, conduct or business of its Franchise Dealers, in a safe condition free of all hazards and risks and in compliance with all applicable federal, state, county and local laws, statutes, ordinances, codes, regulations, rules, orders, and permits.  Such responsibility will include, but not be limited to, providing tanks safe and fit for the storage and handling of Products.

(b)                                 BFA Holder assumes the risk of and sole responsibility for and agrees to defend (with counsel acceptable to ExxonMobil, unless such defense, but not ExxonMobil’s defense costs, is waived by ExxonMobil) indemnify, release and hold harmless (1) ExxonMobil; (2) its Affiliates and (3) ExxonMobil’s and any of its Affiliates’ officers, directors, control persons, employees, agents, representatives, successors and assigns ((2) and (3) together hereinafter “ExxonMobil’s Associates”) from and against any and all expenses, costs (including, without limitation, professional fees), penalties, fines (without regard to the amount of such fines), liabilities, claims, demands and causes of action, at law or in equity (including, without limitation, any arising out of the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Clean Air Act, or any other federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits), which may be asserted against ExxonMobil or ExxonMobil’s Associates by any person for injuries, death, loss, or damage of any kind or character to person, property, or natural resources, by whomever suffered or asserted (including without limitation BFA Holder, its Franchise Dealers or their agents, contractors, employees, invitees, licensees, and/or trespassers), resulting from, related to or arising out of the operations, conduct or business of BFA Holder or its Franchise Dealers or the condition of any real property, fixtures, tanks, equipment or personal property of BFA Holder or its Franchise Dealers, which is used in connection with, or in anyway related to, the operations, conduct or business of BFA Holder or its Franchise Dealers, this Agreement or its breach by BFA Holder or its Franchise Dealers.

BFA Holder’s obligations under this Section 21 and under Sections 11(c) and 24(b) of this Agreement will fully apply and BFA Holder will fulfill its obligations thereunder EVEN IF EXXONMOBIL OR EXXONMOBIL’S ASSOCIATES ARE JOINTLY OR CONCURRENTLY NEGLIGENT, (WHETHER BY ACT OR OMISSION) OR JOINTLY OR CONCURRENTLY

GUILTY OF WILLFUL MISCONDUCT (WHETHER BY ACT OR OMISSION), but not if ExxonMobil or ExxonMobil’s Associates are solely negligent or solely guilty of willful misconduct.  Likewise, BFA Holder’s obligations under this Section 21 and under Sections 11(c) and 24(b) of this Agreement shall be in addition to (and in no manner in limitation of) any indemnification or other similar obligation that BFA Holder or its Affiliates might have pursuant to any other agreement between BFA Holder or its Affiliates and ExxonMobil.

22.                               TRANSFER/ASSIGNMENT.

This Agreement shall not be transferred or assigned or sold by BFA Holder in whole or in part, directly or indirectly (including, without limitation, as a result of any change in control of BFA Holder or any of its Affiliates), except with the prior written consent of ExxonMobil, which consent (i) as to Massachusetts, shall be provided in accordance with M.G.L.A. 93E § 4A or any subsequent governing law, (ii) as to Rhode Island, will not be unreasonably withheld in accordance with Rhode Island Statute § 5-55-4 or any subsequent governing law; or (iii) as to New Hampshire, ExxonMobil may withhold or delay in its sole discretion.  BFA Holder shall furnish to ExxonMobil such information as may be reasonably required for ExxonMobil to evaluate the character, financial ability, and business experience of any proposed assignee.  Notwithstanding the foregoing, BFA Holder shall be permitted to assign or sublicense its rights under this Agreement in whole or in part to an Affiliate without the consent of ExxonMobil.  Such information shall be provided in a timely fashion that allows ExxonMobil to determine whether it will consent to the proposed assignment within the time period, if any, specified in any applicable state law.  ExxonMobil may assign this Agreement in whole or in part upon ten (10) days prior written notice to BFA Holder.  Notwithstanding anything herein to the contrary, a change in control of BFA Holder or any of its Affiliates shall not include transfers of equity amongst the existing holders thereof or their respective heirs or trusts for estate planning purposes.

23.                               WAIVER.

No waiver by either party of any breach of any of the covenants or conditions herein contained to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or any other covenant or condition.  All waivers must be in writing.

24.                               LAWS.

(a)                                  BFA Holder agrees that in receiving, storing, handling, offering for sale, selling, delivering for use or using itself Products under this Agreement, BFA Holder will comply, and cause its employees and Franchise Dealers to comply, with all applicable federal, state, county and local laws, statutes, ordinances, codes, regulations, rules, orders, and permits.

(b)                                 BFA Holder will defend (with counsel acceptable to ExxonMobil, unless such defense, but not ExxonMobil’s defense costs, is waived by ExxonMobil) indemnify, release and hold harmless ExxonMobil and ExxonMobil’s Associates from and against any and all expenses, costs (including, without limitation, professional fees), penalties, fines (without regard to the amount of such fines), liabilities, claims, demands, and causes of action, at law or in equity (including, without limitation, any arising out of the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), the Resource Conservation and Recovery Act (RCRA), or the Clean Air Act) for BFA Holder’s failure to comply with Section 24(a), and such failure by BFA Holder to comply shall also entitle ExxonMobil to terminate this Agreement and the Franchise Relationship.

25.                               NOTICES.

All written notices required or permitted to be given by this Agreement shall be given only by personal delivery (to an officer or manager in the case of ExxonMobil), certified mail, express mail, air courier, telegram or facsimile transmission and shall be deemed given respectively when the notice is personally delivered or deposited in the mail or with the air courier service or telegraph company, postage or charges prepaid, with confirmation of delivery requested, or transmitted via facsimile machine with confirmation sheet confirming completed and proper transmission, and directed to the party for whom intended at the address set forth above or to such other address as may be furnished by either party to the other in writing in accordance with the provisions of this Section; provided that notice of change of address must be received to be effective (and shall not be effective until actually received).  All notices under this Section should be directed to:

If, to ExxonMobil:

ExxonMobil Branded Wholesale Implementation Manager

3225 Gallows Road

Fairfax, Virginia 22037

with a copy to:

ExxonMobil Fuels Marketing

Attn:  Global Identity & Image Standards Advisor

3225 Gallows Road

Fairfax, Virginia 22037

If, to BFA Holder:

Global Companies LLC

800 South Street, Suite 200

Waltham, Massachusetts 02453

Attn:       President and CEO

with a copy to:

Global Companies LLC

800 South Street, Suite 200

Waltham, Massachusetts 02453

Attn:       General Counsel

26.                               TERMINATION.

(a)                                  This Agreement and the Franchise Relationship shall terminate upon expiration of the Term.

(b)                                 This Agreement and the Franchise Relationship may be terminated by BFA Holder in the event that ExxonMobil loses, or transfers to a third party (other than to an Affiliate of ExxonMobil), the right to grant BFA Holder the right to use either of the Proprietary Marks used to brand Branded Fuel that BFA Holder is using pursuant to this Agreement as of the date ExxonMobil loses or transfers such right.

(c)                                  This Agreement and the Franchise Relationship may be terminated by ExxonMobil:

(1)                                  Upon transfer or assignment of this Agreement by BFA Holder contrary to Section 22; or

(2)                                  If BFA Holder or any Key Person, manager, or stockholder makes any false or materially misleading statement or representation (by act or by omission) which induces ExxonMobil to enter into this Agreement, or which is relevant to the Franchise Relationship between the parties hereto; or

(3)                                  If BFA Holder becomes insolvent; or

(4)                                  If BFA Holder fails to pay in a timely manner any sums when due hereunder (other than any sums that are being contested by BFA Holder in good faith); or

(5)                                  If BFA Holder defaults in any of its obligations under this Agreement; or

(6)                                  If BFA Holder or any Key Person is declared incompetent to manage its property or affairs by any court, or if BFA Holder or any Key Person is mentally or physically disabled for three (3) months or more, to the extent that BFA Holder is unable to provide for the continued proper operation of the Businesses; or

(7)                                  Under the circumstances described cause for termination by ExxonMobil in any Section of this Agreement; or

(8)                                  If BFA Holder or any Key Person dies, to the extent that BFA Holder is unable to provide for the continued proper operation of the Businesses; or

(9)                                  If BFA Holder or any Key Person, manager, or stockholder engages in fraud or criminal misconduct relevant to the operation of the Businesses; or

(10)                            If BFA Holder or any Key Person, manager, or stockholder is convicted of a felony or of a misdemeanor involving fraud, moral turpitude or commercial dishonesty, whether or not the crime arose from the operation of the Businesses; or

(11)                            If BFA Holder breaches Section 3 by willfully committing an act of misbranding of the Products or misuses the Proprietary Marks; or

(12)                            If there occurs any other circumstance under which termination of a Franchise is permitted under the provisions of the PMPA; or

(13)                            ExxonMobil loses the right to grant the right to use any of the Proprietary Marks.

For purposes of section (4) and (5) above, BFA Holder shall be entitled to notice of any such default from ExxonMobil and a reasonable time period in which to cure such default, before ExxonMobil exercises its right to terminate this Agreement.  Notwithstanding the previous sentence, in the event of a recurring default by BFA Holder of an obligation under this Agreement, ExxonMobil shall have no obligation to provide further notice or opportunities for BFA Holder’s cure prior to exercising its right to terminate this Agreement.

(d)                                 If ExxonMobil has cause to believe that BFA Holder has engaged in fraudulent, unscrupulous or unethical business practices (which shall include but not be limited to practices forbidden by federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits), ExxonMobil may, at its sole discretion, give BFA Holder written notice of its belief.  Following the receipt of such notice, BFA Holder shall be given reasonable opportunity to discuss the matter with ExxonMobil’s representatives.  If following such discussions (or reasonable opportunity therefor) and after such investigation of the matter as is reasonable under the circumstances, ExxonMobil reaches a good faith conclusion that BFA Holder has engaged in one or more such practices, ExxonMobil shall have the right to terminate this Agreement.

(e)                                  Any termination of this Agreement by ExxonMobil shall be preceded by such notice from ExxonMobil as may be required by law.

(f)                                    Upon the expiration of the Term or upon termination hereof, ExxonMobil shall have the right, at its option, to enter, during normal operating hours, upon any premises at which the Proprietary Marks are displayed (including, without limitation all BFA Holder Branded Outlets), and to remove, paint out, or obliterate any signs, symbols or colors on said premises or on the buildings or equipment thereof which in ExxonMobil’s opinion would lead a purchaser to believe that the Products are being offered for sale at such premises.  BFA Holder shall cause its Franchise Dealers to grant ExxonMobil such a right of entry.

(g)                                 In the event this Agreement is terminated, ExxonMobil will suffer substantial damages which are anticipated to be difficult and time consuming to prove with exactitude.  Furthermore, both parties are desirous of avoiding what they believe will be the disproportionate cost of possible litigation and legal fees which a future dispute over the magnitude of such damages would engender.  The parties, therefore, have determined that if this Agreement is terminated, BFA Holder must pay to ExxonMobil as liquidated damages (in addition to any damages (liquidated or otherwise) payable to ExxonMobil under any other agreement between BFA Holder and ExxonMobil), and not as a penalty, an amount rounded to the nearest dollar, equal to ** times (the Initial Total Volume set forth on Exhibit 15) times (the number of years, including any partial year, remaining in the initial fifteen-year Term after such termination).  Notwithstanding the foregoing, BFA Holder shall not pay to ExxonMobil any liquidated damages under this Section 26(g) in the event that this Agreement is terminated: (i) in connection with a market withdrawal under the provisions of the PMPA; (ii) by ExxonMobil pursuant to Section 12; (iii) by BFA Holder pursuant to Section 26(b); or (iv) by ExxonMobil pursuant to Section 26(c)(13) (except, in the case of this subsection (iv), in the event ExxonMobil’s loss of the right to grant the right to use any of the Proprietary Marks is attributable to BFA Holder or any of its Affiliates or franchisees).

(h)                                 Termination of this Agreement by either party for any reason shall not relieve the parties of any obligation theretofore accrued under this Agreement.

27.                               ACCORD.

The parties to this Agreement have discussed the provisions herein and find them fair and mutually satisfactory, and further agree that in all respects the provisions are reasonable and of material significance to the relationship of the parties hereunder, and that any breach of a provision by either party hereto or a failure to carry out said provisions in good faith shall conclusively be deemed to be substantial.

28.                               NATURE AND MODIFICATION OF AGREEMENT.

(a)                                  In consideration of the granting and execution of this Agreement, the parties understand and agree that they are not contractually obligated to extend or renew in any way the Term, and that this Agreement shall not be considered or deemed to be any form of “joint venture” or “partnership” at the premise(s) of BFA Holder or elsewhere (including without limitation any BFA Holder Branded Outlet).

(b)                                 BFA Holder agrees to provide sixty (60) days’ prior written notice of any change in the name or legal form of BFA Holder.

(c)                                  This Agreement may be modified only in writing signed by both parties or their duly authorized agents.  ExxonMobil hereby agrees that if it enters into any material amendment of a brand fee agreement with any holder thereof operating in the Designated Geographies, ExxonMobil shall offer such amendment in substantially the same form to all of brand fee agreement holders then operating in the Designated Geographies.

29.                               SEVERABILITY OF PROVISIONS.

Both parties expressly agree that it is the intention of neither party to violate statutory or common law and that if any section, sentence, paragraph, clause or combination of same is in violation of any law, such sentences, paragraphs, clauses or combination of same shall be inoperative and the remainder of this Agreement shall remain binding upon the parties hereto.

30.                               ENTIRE AGREEMENT.

This writing is intended by the parties to be the final, complete and exclusive statement of this Agreement about the matters covered herein.

31.                               DISCLAIMER; NO RELIANCE.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT EXXONMOBIL MAKES NO REPRESENTATION, EXPRESSED OR IMPLIED, RELATING TO ITSELF OR ANY OF ITS AFFILIATES, OR ANY OTHER MATTER, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.  BFA HOLDER ACKNOWLEDGES AND AGREES THAT (i) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EXXONMOBIL HAS NOT MADE ANY PROMISE, REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AND (ii) BFA HOLDER HAS NOT EXECUTED OR AUTHORIZED THE EXECUTION OF THIS AGREEMENT IN RELIANCE UPON ANY PROMISE, REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH HEREIN.

32.                               DAMAGES.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXXONMOBIL (NOR ANY OF ITS AFFILIATES) WILL HAVE NO LIABILITY TO ANYONE FOR BUSINESS DISRUPTION, LOST PROFITS, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT.

33.                               ATTORNEYS FEES.

If BFA Holder fails to pay any amount due under this Agreement or takes any action not requested in writing by ExxonMobil for which BFA Holder, its Franchise Dealers or their respective customers bring a claim or lawsuit against ExxonMobil or any of its Affiliates, BFA Holder agrees to pay ExxonMobil’s (or any of its Affiliates’) costs, fees and expenses (including reasonable attorneys fees) thereby expended in ExxonMobil’s (or its Affiliates’) pursuit or defense of such matters.

34.                               KEY PERSON CLAUSE.

If BFA Holder is a corporation, partnership or other entity form, it agrees to execute Exhibit 11 (“Key Person Clause”) attached hereto and incorporated as part of this Agreement.

35.                               RIGHT OF ENTRY.

In addition to any other rights of ExxonMobil under this Agreement, BFA Holder permits, and shall cause its Franchise Dealers to permit, ExxonMobil, it’s Affiliates and their respective employees, agents, vendors, contractors and representatives (a) to access, analyze and reproduce books, records, correspondence, receipts, and data of BFA Holder or its Franchise Dealers pertaining to activities undertaken pursuant to this Agreement, and (b) to enter, during normal operating hours, any BFA Holder Branded Outlet(s) and other places where BFA Holder or any of its Franchise Dealers conduct any Business to enforce ExxonMobil’s rights and remedies under this Agreement, including examining (to include video, photographic, digital, audio and other recordings), testing and sampling of all properties, tanks, containers, pumps and delivery truck tanks, and taking other action, for purposes of preserving the integrity of the Proprietary Marks, performing product quality inspections and determining BFA Holder’s compliance with this Agreement (including compliance with the terms of Sections 3 and 4).  If, in the sole opinion of ExxonMobil, any samples thus taken are not Products or any document or record shows BFA Holder has failed to comply with its obligations hereunder (or failed to cause any Franchise Dealer to so comply), ExxonMobil may, at its sole option, debrand the BFA Holder Branded Outlet(s) in question or cancel and terminate this Agreement and the Franchise Relationship.  ExxonMobil shall provide notice to BFA Holder of entry at an License Branded Outlet, except in the case of any such entry in connection with ExxonMobil’s product quality inspections.   BFA Holder shall preserve and shall cause its Franchise Dealers to preserve all books, records, correspondence, receipts and data pertaining to activities undertaken pursuant to this Agreement for a period of three (3) years.  BFA Holder agrees to include necessary provisions in its contracts with Franchise Dealers that shall assure access by ExxonMobil or its representatives to the applicable records of the Franchise Dealers.  BFA Holder’s obligation to preserve all books and records, and ExxonMobil’s right to access and reproduce such books and records shall extend for a period of three (3) years after the termination of this Agreement.

ExxonMobil shall not be liable to BFA Holder or any Franchise Dealer for any interference with any Business of BFA Holder or its Franchise Dealers as a result of ExxonMobil’s entry on any BFA Holder Branded Outlet(s) and other places where BFA Holder or any of its Franchise Dealers conduct any Business, including any entry pursuant to Section 26(f) hereof.

36.                               TERMS OF RENEWAL.

Nothing in this Agreement is to be construed as preventing ExxonMobil upon expiration of this Agreement or any renewal of the Franchise Relationship, from offering BFA Holder terms and conditions, in good faith and in normal course of business, which differ from or are in addition to those in this Agreement.

37.                               DRUG AND ALCOHOL.

(a)                                  In the event BFA Holder takes delivery of Products from ExxonMobil at ExxonMobil’s (or its Affiliates’) facilities, the following provisions of this Section shall apply.  BFA Holder and BFA Holder’s employees, agents and contractors shall not enter ExxonMobil’s (or its Affiliates’) facilities while under the influence of alcohol or any controlled substance.  BFA Holder, its employees, agents and contractors shall not use, possess, distribute or sell illicit or unprescribed drugs in connection with any activity performed under this Agreement.  BFA Holder, its employees, agents and contractors shall not use, possess, distribute or sell alcoholic beverages at any time while performing activities under this Agreement.  BFA Holder has adopted or will adopt its own policy to assure a drug and alcohol free workplace while performing activities under this Agreement.

(b)                                 BFA Holder will remove any of its employees, agents or contractors from performing activities hereunder any time there is suspicion of alcohol or drug use, possession or impairment involving such employee, agent or contractor, and at any time an incident occurs in performing activities hereunder where drug or alcohol use could have been a contributing factor.  ExxonMobil has the right to require BFA Holder to remove BFA Holder’s employees, agents or contractors from ExxonMobil’s (or its Affiliates’) facilities at any time cause exists to suspect alcohol or drug use by such employees, agents or contractors.  In such cases, BFA Holder’s employee, agent or contractor may be considered for return to ExxonMobil’s (or its Affiliates’) facilities only if the BFA Holder certifies as a result of a for cause test, conducted immediately after removal, that said employee, agent or contractor was in compliance with the provisions of this Section.  BFA Holder will not use an employee, agent or contractor to perform activities hereunder who either refuses to take, or tests positive in, any alcohol or drug test.

(c)                                  ExxonMobil may, without prior notice, search the person, possession and vehicles of BFA Holder’s employees, agents and contractors that are on the premises owned or controlled by ExxonMobil (or its Affiliates).  Any person who refuses to cooperate with such search will be removed from the premises and will not be allowed to return.  BFA Holder will replace any of its employees, agents or contractors at ExxonMobil’s request.

(d)                                 BFA Holder will comply with all applicable drug and alcohol related federal, state, county and local laws, statutes, ordinances, codes, regulations, rules, orders, and permits (e.g., Department of Transportation Regulations, Department of Defense Drug-free Workplace Policy, Drug-free Workplace Act of 1988).  ExxonMobil shall have the right, but not the obligation, to perform unannounced audits of BFA Holder’s alcohol and drug program to verify that BFA Holder’s policy and its enforcement are acceptable to ExxonMobil.

38.                               NO THIRD PARTY BENEFICIARY.

Other than with respect to any indemnified party, the parties agree that no third party beneficiary rights in favor of any person or entity are, nor are they intended to be, created by this Agreement.

39.                               CLAIMS AND DISPUTE RESOLUTION.

(a)                                Claims.

(1)                                  As used in this Section, “claim(s)” shall be construed broadly and shall include but not be limited to a demand for money, property, equitable relief, or any interest, whether fixed or contingent, to which a party asserts a right.

(2)                                  Except as otherwise provided in this Agreement, all claims by BFA Holder or by ExxonMobil arising out of or relating to this Agreement and the Franchise Relationship between the parties created hereunder are barred unless asserted within 12 months after the event, act or omission to which the claim relates and in accordance with the dispute resolution procedure set forth below.

(b)                                 Dispute Resolution Procedure.

(1)                                  All claims by BFA Holder or by ExxonMobil arising out of or relating to this Agreement and the Franchise Relationship between the parties created hereunder which cannot be settled through negotiation shall, unless the provisions of Section 39(b)(1)(vi) apply, first be submitted to mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures before resorting to arbitration, or in the case of claims exclusively governed by the PMPA, litigation.  The following principles shall apply in respect of any mediation hereunder:

(i)                                     Mediation under this provision shall not be available unless the claim(s) in controversy exceeds the sum or value of $5,000.

(ii)                                  Unless otherwise agreed to by the parties, the mediation shall last no longer than two days.

(iii)                               The mediator shall be appointed by the AAA keeping in mind the location and convenience of the parties and the location of the BFA Holder Branded Outlet(s) to which the claim relates.  The parties prefer that any mediator appointed hereunder be either an individual with judicial experience or one who has been a member of the bar for at least 25 years.

(iv)                              Each party shall include among its representatives in the mediation proceeding an individual authorized to settle the claim(s).

(v)                                 Irrespective of which party commences the mediation procedure, the filing fee required to be paid to the AAA shall be paid by ExxonMobil.  All other costs of the mediation, including any fees to be paid to the mediator, shall be shared equally by the parties.  Each party shall be responsible for all expenses incurred by it in presenting its case, including any attorney’s fees.

(vi)                              If either party believes it will be prejudiced or in any way adversely affected by the mediation procedure because of delay, expense incurred, time requirements or any other legitimate concern, that party may, by notice to the other, proceed directly to arbitration.

(2)                                  All claims by BFA Holder or by ExxonMobil arising out of or relating to this Agreement and the Franchise Relationship between the parties created hereunder, except for claims exclusively governed by the PMPA and claims by ExxonMobil seeking relief when time is of the essence, including but not limited to claims of trademark misuse, claims which relate to the existence of environmental concerns, claims relating to the conduct on the BFA Holder Branded Outlet(s) of illegal activities, or actions seeking to evict a dealer claimed to be in wrongful possession of the premises, which are not resolved by negotiation or mediation, may be asserted only in an arbitration proceeding to be conducted in accordance with the provisions of this Section 39(b).

(i)                                     Any such claims by BFA Holder or by ExxonMobil shall be resolved exclusively by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The decision of the arbitrator shall be final and shall be binding on the parties.

(ii)                                  In the event a claim by BFA Holder raises issues that are governed exclusively by the PMPA as well as issues that must be submitted to arbitration hereunder, the claims under the PMPA shall be severed and raised, if at all, in litigation.  The remaining claims shall be resolved by arbitration, as provided herein.

(iii)                               The arbitration shall be held before a sole arbitrator who shall be selected by agreement of the parties.  If after forty-five (45) days from the commencement of the arbitration the parties have been unable to agree on the selection of an arbitrator, either party may ask the AAA to appoint a sole arbitrator and the decision of the AAA in this respect shall be final and binding.  The parties prefer that any arbitrator agreed to between them or appointed by the AAA hereunder be either an individual with judicial experience or one who has been a member of the bar for at least 25 years.

(iv)                              The arbitrator shall decide the matter before him or her in accordance with the terms of this agreement, the applicable substantive law of the state where the BFA Holder is located and any federal statutes which may be applicable.  The Federal Arbitration Act shall govern any arbitration proceeding hereunder.  All awards rendered hereunder shall be in writing and on the request of either party shall state the reasoning on which the award rests.

(v)                                 No claim asserted hereunder may be consolidated or asserted jointly with the claim or claims of any other claimant or class of claimants and no arbitration proceeding commenced hereunder may be consolidated or joined with any other arbitration nor may any claim asserted hereunder be asserted as part of any class action litigation or class action arbitration proceeding.  If, for any reason, an arbiter or a court determines that the parties’ agreement prohibiting class claims  is not enforceable, the class claims must be brought as a class action litigation and not as a class action arbitration.

(vi)                              Irrespective of which party commences the arbitration procedure hereunder, the filing fee required to be paid to the AAA shall be paid by ExxonMobil.  All other costs of the arbitration, including the fees to be paid to the arbitrator, shall be shared equally by the parties.  Each party shall be responsible for all expenses incurred by it in presenting its case, including any attorney’s fees.

(c)                                  Severability.  It is agreed and understood that Section 39 of this Agreement shall apply in respect of construction of this Section 39 and that a finding of invalidity or unenforceability of any portion of this Section 39 shall not affect the validity or enforceability of any other portion.

40.                               MISCELLANEOUS.

(a)                                  BFA Holder shall hold in confidence all business and technical information that is made available to BFA Holder, directly or indirectly, by ExxonMobil or acquired by BFA Holder during the Term of this Agreement, including any propriety information with respect to the additives and related mix rates, (collectively “Confidential Information”), except:

(1)                                  information which is in or becomes, without fault of BFA Holder or any Franchise Dealer, part of the public domain;

(2)                                  information which BFA Holder can show was received by BFA Holder from an independent third party that is under no obligation to ExxonMobil regarding the information;

(3)                                  information which BFA Holder can show was already in BFA Holder’s possession at the time the information was made available to BFA Holder, directly or indirectly, from ExxonMobil;

(4)                                  information required to be disclosed by Law (e.g., bills of lading or product transfer documentation) or valid legal or regulatory process, following notice by BFA Holder to ExxonMobil of the requirement to disclose and reasonable cooperation with any attempt by ExxonMobil to maintain the confidentiality of such Confidential Information, to the extent such advance notice and cooperation is possible without resulting in BFA Holder’s violation of applicable Law; and

(5)                                  information required to be disclosed to government tax authorities on a tax return or other mandatory report filed with such authorities, but solely for the purpose of, and to the extent necessary for, complying with applicable federal, state or local excise or other tax laws.

BFA Holder also agrees that it shall not take any photographs, video or other recordings (including any digital or audio recording) of ExxonMobil Oil Corporation’s or any of its Affiliate’s property without ExxonMobil’s prior written consent.

(b)                                 WITHOUT LIMITING THE SCOPE OF THE FOREGOING SECTION 40(a), BFA HOLDER SPECIFICALLY AGREES THAT IT WILL HOLD IN CONFIDENCE ALL INFORMATION RELATING TO THE SOURCING OF THE PRODUCT DISTRIBUTED PURSUANT TO THIS AGREEMENT EXCEPT FOR NECESSARY COMMUNICATION WITH BFA HOLDER’S SUPPLIERS OF BASE PRODUCT AS WELL AS ANY AND ALL INFORMATION RELATING TO THE BRAND FEE.  VIOLATION OF THIS PROVISION SHALL CONSTITUTE GROUNDS FOR TERMINATION OF THE AGREEMENT.

(c)                                  BFA Holder shall not, without the prior written approval of ExxonMobil use the Confidential Information which BFA Holder is required to keep confidential hereunder for any purpose other than the performance of BFA Holder’s obligations under this Agreement.

(d)                                 ExxonMobil shall have no obligation of confidence with respect to any information disclosed to ExxonMobil by BFA Holder, and ExxonMobil shall be free to use or disclose any or all of the information contained in any drawing, record or other document to third parties without accounting to BFA Holder therefor; unless, however, information is specifically covered by a separate, written confidentiality agreement.  In the absence of any such confidentiality agreement, BFA Holder shall not place any restrictive notices on any information, no matter the form of its recording, that BFA Holder provides to ExxonMobil hereunder.  Should BFA Holder place any notices on any drawing, record or other document, ExxonMobil is hereby authorized to nullify, obliterate, remove, or disregard those provisions.

(e)                                  BFA Holder shall establish and maintain precautions to prevent its employees, agents or representatives and Franchise Dealers from making, receiving, providing, or offering substantial gifts, entertainment, payments, loans, or other consideration to employees, agents, or representatives of ExxonMobil for the purpose of influencing those persons to act contrary to the best interests of ExxonMobil.  This obligation shall apply to BFA Holder’s activities in its relations with the employees of ExxonMobil and their families and/or third parties arising from this Agreement.

(f)                                    BFA Holder agrees that all financial settlements, billings, and reports, if any, rendered to ExxonMobil shall reflect properly the facts about all activities and transactions handled for the account of ExxonMobil, which data may be relied upon as being complete and accurate in any further recordings and reportings made by ExxonMobil for whatever purpose.

(g)                                 BFA Holder agrees to notify ExxonMobil promptly upon discovery of any instance where the BFA Holder or BFA Holder’s employees, agents, representatives or Franchise Dealer fails to comply with Sections 40(e) or (f).

(h)                                 BFA Holder acknowledges its receipt of the notices attached hereto as Exhibit 12.  BFA Holder has reviewed and understands the information set forth therein.

41.                               RHODE ISLAND - PRICE PROVISION.

The following provision is applicable only to those BFA Holder Branded Outlets located in the State of Rhode Island:

NOTHING HEREIN SHALL BE CONSTRUED TO PROHIBIT A FRANCHISOR FROM SUGGESTING PRICES AND COUNSELING WITH FRANCHISEES CONCERNING PRICES.  PRICE FIXING OR MANDATORY PRICES FOR ANY PRODUCTS COVERED IN THIS AGREEMENT IS PROHIBITED.  A SERVICE STATION DEALER OR BRANDED WHOLESALER MAY SELL ANY PRODUCTS LISTED IN THIS AGREEMENT FOR A PRICE WHICH HE ALONE MAY DECIDE.

42.                               INDEPENDENT CONTRACTORS; INDEPENDENT ADVICE.

It is expressly agreed that the parties will carry on their respective business pursuant to this Agreement as independent contractors in pursuit of their independent callings and not as partners, fiduciaries, agents, or in any other capacity. Each party has had the opportunity to obtain independent legal advice respecting this Agreement and the business relations mentioned in this Agreement.

[Remainder of page intentionally left blank; signature page follows]

EXECUTED by BFA Holder and ExxonMobil on the date indicated for each signature.

GLOBAL COMPANIES LLC

Date:	9/3/10	By:	Edward J. Faneuil
		Title:	Executive Vice President

	Sean T. Geary	Date:	9/3/10
Witness

EXXONMOBIL OIL CORPORATION (ExxonMobil)

Date:	9/3/10	By:	Jim E. Coleman
		Title:	Distributor Implementation Manager

	Frank J. Giampa	Date:	9/3/10
Witness

EXHIBITS

BRAND FEE AGREEMENT

BETWEEN EXXONMOBIL OIL CORPORATION AND GLOBAL COMPANIES LLC

EFFECTIVE SEPTEMBER 8, 2010

Exhibit 1 - Initial BFA Holder Branded Outlets

Exhibit 2 - Designated Geographics

Exhibit 3 - Product Specifications

Exhibit 4 - Additives

Exhibit 5 - Intentionally Omitted

Exhibit 6 - ExxonMobil Oil Corporation Electronic Funds Transfer Authorization Agreement

Exhibit 7 - Facility Requirements

Exhibit 8 - Tobacco Assurance Letter

Exhibit 9 - De-branding Guidelines

A - Mobil

B - Exxon

Exhibit 10 - Quality Control Procedures for Gasolines and Diesel Fuel - Branded Wholesaler

Exhibit 11 - Key Person Clause

Exhibit 12 - Notices

Rhode Island State Notice

Revised Summary of Title I of the Petroleum Marketing Practices Act

Exhibit 13 - Mobil Proprietary Marks

A - Retail Motor Fuels Business

B - Related Businesses

Exhibit 14 - Exxon Proprietary Marks

A - Retail Motor Fuels Business

B - Related Businessses

Exhibit 15 - Initial Total Volume

Exhibit 16 - Exxon or Mobil Branded Retail Outlets in the Designated Geographies